Exhibit 10.1

CONSTRUCTION LOAN AGREEMENT

for a loan in the aggregate amount of up to

$370,000,000

MADE BY AND BETWEEN

KAPALUA BAY, LLC,
a Delaware limited liability company,
as Borrower

and

LEHMAN BROTHERS HOLDINGS INC.,
a Delaware corporation,
as Lender

Dated as of July 14, 2006

“Residences at Kapalua Bay”

i

v

EXHIBITS AND SCHEDULES TO LOAN AGREEMENT

Exhibit A-1	Legal Description of Development Land
Exhibit A-2	Legal Description of Spa Land
Exhibit B	Entitlements
Exhibit C	Permitted Exceptions
Exhibit D	Form of Requisitions
Exhibit E	Existing Plans and Specifications
Exhibit F	Borrower Ownership Structure Chart
Exhibit G	Construction Budget
Exhibit H	Construction Schedule
Exhibit I	Form of Architect’s Certificate

Schedule A	Release Prices
Schedule B	Agreements with Affiliates
Schedule C	Leases
Schedule D	Equity Contribution as of the Effective Date

CONSTRUCTION LOAN AGREEMENT

Project commonly known as

“Residences at Kapalua Bay”

THIS CONSTRUCTION LOAN AGREEMENT (this “Agreement”) is made as of July 14, 2006, by and between KAPALUA BAY, LLC, a Delaware limited liability company, (“Borrower”), and LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (together with its successors and/or assigns, “Lender”).

RECITALS

A.            Borrower is the fee owner of that certain tract of land located in Lahaina, Maui, Hawaii, and being more fully described in Exhibit A-1 attached hereto (the “Development Land”).

B.            Borrower is the owner of a leasehold interest in that certain tract of land located in Lahaina, Maui, Hawaii, and being more fully described in Exhibit A-2 attached hereto (the “Spa Land”; and collectively with the Development Land, the “Land”).

C.            Borrower intends to develop a residential development on the Development Land and has submitted the Development Land to a condominium property regime which includes for-sale Residential Condominium Units and Fractional Ownership Units.  The Spa Land will be developed as a Spa for the benefit of the guests and residents of the Project.  The Land, the Spa, the Improvements and Personal Property (each as hereinafter defined) located thereon are collectively sometimes referred to as the “Project”.

D.            Borrower has applied to Lender for a construction loan in an aggregate principal amount of up to Three Hundred Seventy Million and 00/100 Dollars ($370,000,000.00) (the “Loan”).  The Loan shall be used to fund costs of Construction and such other costs as are set forth in the Construction Budget (each as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
INCORPORATION OF RECITALS AND EXHIBITS

Section 1.1             Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

Section 1.2             Incorporation of Exhibits.

The Exhibits to this Agreement are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE II
DEFINITIONS

Section 2.1             Defined Terms.

The following terms as used herein shall have the following meanings:

Adjusted LIBOR Rate:  A rate per annum equal to the LIBOR Rate (determined as herein set forth) plus two hundred twenty (220) basis points (2.2%).

Adjusted Prime Rate:  A rate per annum equal to the sum of (a) the Prime Rate Margin and (b) the greater of (i) the Prime Rate and (ii) one percent (1%) in excess of the Federal Funds Effective Rate.  Any change in the Adjusted Prime Rate shall be effective immediately from and after a change in the Prime Rate (or the Federal Funds Effective Rate, as applicable).

Affiliate:  With respect to a specified Person, any Person which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person, including, without limitation, any limited liability company in which such Person is a member.

Agreement:  This Construction Loan Agreement.

Applicable Rate:  A rate per annum equal to either the Adjusted LIBOR Rate or the Adjusted Prime Rate, as determined in accordance with the provisions of Article V hereof.

Appraisal:  An MAI-certified appraisal of the Project, performed, at Borrower’s expense, in accordance with FIRREA and Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Architect:  WCIT Architecture, or such other licensed, reputable architect as Borrower selects and Lender, acting reasonably, approves.  In making the determination as to whether to approve an architect other than WCIT Architecture, Lender may take into account any prior dealings it or its co-lenders may have had with the proposed architect.

Architect’s Agreement:  That certain Agreement dated December 10, 2004, by and between Borrower and Architect, for the design of the Improvements, as same may be amended from time to time, subject to Lender’s reasonable prior approval.

Architect’s Certificate:  A certificate by Architect, substantially in the form attached hereto as Exhibit I, in favor of Lender to the effect that the Project complies with Laws, and as to such other matters as Lender shall reasonably require.

Assignment of Leases and Rents:  The Assignment of Leases and Rents, dated as of the date hereof, by Borrower in favor of Lender.

Assignment of Purchase Contracts: The Assignment of Purchase Contracts, dated as of the date hereof, by Borrower in favor of Lender, assigning all of Borrower’s rights under

Contracts of Sale and Contract Deposits in connection with a sale of any Unit or any portion of the Project, in existence as of the Effective Date, and subsequent thereto.

Authorized Representative:  Ryan Churchill and/or Adele Sumida.

Available Contract Deposit:  A Contract Deposit that is permitted and available to be applied to Hard Costs and Soft Costs in accordance with applicable Laws, the applicable Contract of Sale, and against which there are no pending or threatened claims, actions, proceedings.

Bankruptcy Code:  Title 11 of the United States Code, entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Beach Club CA:  As defined in the Condominium Documents.

Bond:  A payment and performance bond, in a form approved by Lender, with the General Contractor or Subcontractor (as applicable), as principal, and a surety company acceptable to Lender and licensed to do business in the State, as surety, with a dual obligee rider in favor of Lender.

Borrower:  As defined in the opening paragraph of this Agreement.

Breakage Costs:  As defined in Section 5.1(g).

Budget Line Item(s):  As defined in Section 11.2(a).

Business Day:  Any day other than a Saturday, Sunday or day on which banks are required or authorized to be closed in New York, New York, or Honolulu, Hawaii.

Certificate of Occupancy:  A temporary or permanent certificate issued by the appropriate Governmental Authority certifying that a Unit or Units, as constructed, may be legally occupied.

Change Order:  Any change in the Plans and Specifications (other than minor field changes involving no extra cost).

Completion Date:                 The Initial Maturity Date.

Completion Guaranty:  The Completion Guaranty, dated as of the date hereof, by Guarantor in favor of Lender.

Condominium Act:  Means Chapter 514A, Hawaii Revised Statutes, as amended.

Condominium Declaration:  The condominium declaration creating the Residential Condominium.

Condominium Documents:  All documents, as required by the Condominium Act and otherwise, relating to the submission of the Condominium Project and the Units to be located on the two fee simple parcels, Tax map Key Nos. (2) 4-2-4-28 and 29 to the provisions of said

Condominium Act or to the regulation, operation, administration or sale thereof after such submission, including, but not limited to, a declaration of condominium, offering circular, articles of incorporation, if applicable, by-laws and rules and regulations of a condominium association, management agreement, plats and the contracts of sale and deed forms to be used in connection with the sale of Units.

Condominium Opinion:  As defined in Section 14.1(l).

Condominium Deposit Account:  A deposit account opened and maintained by Borrower with First American Title Insurance Company, to be utilized in the manner set forth in Section 15.1(b) hereof.

Condominium Project: Means the “Kapalua Bay Condominium” project, created by the Declaration of Condominium Property Regime dated April 18, 2006, recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 2006-083256.

Condominium Release Payment Account:  A deposit account opened and maintained by Borrower with Depositary Bank, on behalf of Lender, to be utilized in the manner set forth in Section 15.4(h) hereof.

Construction:  The construction of the Improvements in accordance with the Plans and Specifications.

Construction Budget:  A budget for the Project, satisfactory to Lender, specifying the categories of all costs and expenses to be incurred by Borrower in connection with the Project prior to the completion of the Construction, including Hard Costs and Soft Costs, together with the changes or modifications thereto hereafter made by Borrower with Lender’s prior written approval.  The Construction Budget in effect as of the date hereof, which has been reviewed and approved by Lender, is annexed hereto as Exhibit G.

Construction Commencement Date:  Means October 31, 2006.

Construction Contracts:  All contracts between General Contractor and third parties for the design, engineering and construction of the Project.

Construction Contracts Effectiveness Schedule:

•                  Construction Contracts representing 55% of all costs anticipated in the General Contract shall be binding and in effect by no later than the Construction Commencement Date, inclusive of all Construction Contracts for steel/reinforcing, site work, mechanical work, framing and drywall, electrical, formwork, tile and flooring, finished carpentry, and elevators.

•                  Construction Contracts representing 85% of all costs anticipated in the General Contract shall be binding and in effect by no later than December 31, 2006.

•                  Construction Contracts representing 100% of all costs anticipated in the General Contract shall be in effect by no later than February 28, 2007.

The foregoing schedule shall not include those Construction Contracts related to the Spa Improvements.  Construction Contracts for the Spa Improvements shall be in effect by no later than August 1, 2007.

Construction Schedule:  A schedule, reasonably satisfactory to Lender, establishing a timetable for completion of the Construction, showing, on a monthly basis, the anticipated progress of the Construction, and confirming that the Improvements can be completed on or before the Completion Date, as same may be amended from time to time, subject to Lender’s approval.   The initial approved Construction Schedule is attached hereto as Exhibit H.

Contingency Reserve:  As defined in Section 11.3.

Contract Deposit:  A deposit (including a reservation deposit) or down payment under a Contract of Sale.

Contract of Sale:  An executed contract of purchase and sale pursuant to which Borrower agrees to sell any Unit (or any part thereof, including interval, fractional ownership interests) (collectively, “Contracts of Sale”).

Control:  As such term is used with respect to any Person, including the correlative meanings of the terms “controlled by” and “under common control with”, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Debt:  The outstanding principal balance of the Note from time to time, together with all accrued and unpaid interest thereon, and all other sums now or hereafter due under the Loan Documents.

Default or default:  Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default.

Default Rate:  A rate per annum equal to five hundred (500) basis points in excess of the Applicable Rate, but not at any time in excess of the highest rate permitted by law.

Deficiency Deposit:  As such term is defined in Section 12.1.

Depositary Bank:  Bank of Hawaii or another bank reasonably acceptable to Lender.

Determination Date:  With respect to any Interest Period, the day which is two (2) LIBOR Business Days prior to the Business Day on which such Interest Period commences.

Development Documents: As defined in Section 8.1

Development Items: As defined in Section 8.1.

Development Land:  As defined in the Recitals.

Development Obligations:  As defined in Section 8.1.

Development Property:  Collectively, the Development Land and the Improvements thereon.

Disclosure Document:  As defined in Section 25.6(a).

Effective Date:  The date hereof.

Engineers:  Any electrical, civil, structural, mechanical, plumbing and other engineers engaged by Borrower to perform material engineering services for the Project.

Entitlements: A discretionary approval by a Governmental Authority that provides the right for the Project to proceed with the permitting and construction process.  The Entitlements for the project are: the Special Management Area Use Permit, Shoreline Setback Variance and Planned Development Approval.  Entitlements provide evidence that Project is in substantial compliance with zoning and land-use law, and that Borrower has a legal right to construct the Project subject to applicable law and the conditions of the Entitlements.

Environmental Indemnity:  The Environmental Indemnity dated as of the date hereof by Borrower and Guarantors in favor of Lender.

Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Project.

Environmental Report:  An environmental report prepared at Borrower’s expense by an environmental consultant approved by Lender, dated not more than six (6) months prior to the Effective Date and addressed to Lender (or subject to a separate “reliance letter”).

Equity Requirement:  The requirement that Borrower contribute One Hundred Thirty One Million Two Hundred Sixty Thousand and 00/100 Dollars ($131,260,000.00) of equity to the Project, which shall be contributed pursuant to Sections 9.1 and 13.1.  The Equity Requirement shall not include equity provided by Borrower to keep the Loan In Balance, the Contingency Reserve, or sums provided by any Guarantor under the Completion Guaranty.  The Equity Requirement calculation does, however, include certain contributions made by Borrower prior to the Effective Date and more particularly set forth on Schedule D hereto.

ER Purchase Agreement:  As defined in Section 8.1.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default:  As such term is defined in Article XX.

Exchange Act:  As defined in Section 25.6(a).

Exclusive Resorts:  Shall mean Exclusive Resorts, LLC, a Delaware limited liability company.

Extension Notice:  As defined in Section 4.3(b)(i).

Extension Period:  As defined in Section 4.3(b).

Facility:  Shall mean each of (i) the Spa and Borrower’s leasehold interest in the Spa Land; (ii) the Beach Club CA; and (iii) the Kapalua General Store (collectively, the “Facilities”).

Federal Funds Effective Rate:  Shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

FIRREA:  The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

Fitch:  Fitch, Inc.

Force Majeure Delays:  Delays due to strike, governmental restrictions, unavailability or shortage of labor and/or materials, enemy or terrorist action, hurricane, civil commotion, fire or other causes beyond the control of Borrower, provided, however, that (i) the aggregate of all such time periods shall not exceed one hundred fifty (150) days, and an additional one hundred twenty (120) days permitted with respect to a tropical storm or hurricane and (ii) neither the failure of Borrower to qualify for an advance hereunder nor the lack of Borrower’s own funds shall constitute a Force Majeure Delay.  In no event shall Force Majeure Delays be deemed to extend the Completion Date beyond the Initial Maturity Date of the Loan.

Fractional Interest:  Means a fraction of ownership interest in a Fractional Ownership Unit and the corresponding use rights associated therewith.

Fractional Ownership Act:  Means Chapter 514E, Hawaii Revised Statutes, as amended.

Fractional Ownership Declaration:  Means The Kapalua Bay Vacation Ownership Project Declaration of Covenants, Conditions and Restrictions creating the Fractional Ownership Units.

Fractional Ownership Documents:  Means all documents, as required by the Fractional Ownership Act relating to the registration of the Fractional Ownership Units and to the regulations, operation and administration or sale thereof after such registration, including, but not limited to, a disclosure statement, declaration of covenants, conditions and restrictions, contract with the plan manager, articles of incorporation and by-laws of the fractional ownership association, rules and regulations for the fractional ownership plan, and form of sales contract and apartment deed to be used in connection with the sale of the Fractional Ownership Units.

Fractional Ownership Units:  Means the 62 fractional ownership units operated as a “Ritz-Carlton Club” to be sold in 1/12 intervals identified in the Condominium Documents as “Club Units” which have been submitted to a timeshare plan pursuant to the Fractional Ownership Act, together with the undivided percentage ownership interests in the common elements of the condominium project.

General Contract:  A guaranteed maximum price general contract, between Borrower and General Contractor, for the construction of the Improvements, in such form as Lender shall approve in its sole discretion, as same may be amended from time to time.  Such general contract shall require completion of the Improvements prior to the Completion Date.

General Contractor:  Nordic/PCL Construction or such other licensed, reputable general contractor as Borrower selects and Lender, acting reasonably, approves.  In making the determination as to whether to approve a general contractor other than Nordic/PCL Construction, Lender may take into account any prior dealings it or its co-lenders may have had with such proposed general contractor.

Governmental Approvals:  All consents, licenses, permits, and other authorizations or approvals required from any Governmental Authority for the Construction, including, without limitation, the Entitlements and Permits.

Governmental Authority:  Any federal, state, county or municipal governmental authority, agency, department, commission, board, bureau or instrumentality having jurisdiction over the Project.

Gross Sales Price:  The purchase price for each Unit, as well as special assessments (including any items contained in the Construction Budget referenced as “Hospitality Start-Up Recovery”), amounts allocable to personal property, and  all amounts paid for extras and the like.

Ground Lease:  Means that certain Ground Lease dated August 31, 2004, by and between Maui Land & Pineapple Company, Inc., a Hawaii corporation, as ground lessor, and Borrower, as ground lessee, as amended by the Ground Lessor Consent, Estoppel Certificate and Amendment.

Ground Lessor Consent, Estoppel Certificate and Amendment: Means that certain Ground Lessor Consent, Estoppel Certificate and Amendment dated as of the date hereof by and among Maui Land & Pineapple Company, Inc, as ground lessor under the Ground Lease, Borrower, as ground lessee, and Lender.

Guarantor:  Each of Maui Land & Pineapple Company, Inc., a Hawaii corporation; The Ritz-Carlton Development Company, Inc., a Delaware corporation; and Exclusive Resorts Development Company, LLC, a Delaware limited liability company, severally.

Hard Costs:  All costs for labor, materials or equipment supplied to or incorporated in the Project.

Hazardous Material:  Any hazardous or toxic material, substance or waste (including, without limitation, gasoline, petroleum, asbestos-containing materials and radioactive materials)

which is regulated under any Law of any Governmental Authority, including: (i) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14), or any so called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and  (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority.

Improvements:  Improvements for the Project as more particularly described in the Plans and Specifications, which consist generally of a mixed use condominium development consisting of (i) 84 (unbranded) whole ownership Residential Condominium Units (28 of which shall be purchased by Exclusive Resorts, its Affiliates and their permitted assigns), (ii) 62 fractional ownership units operated as a “Ritz-Carlton Club” to be sold in 1/12 intervals under a fractional ownership plan in accordance with the Fractional Ownership Act, (iii) the Facilities and improvements and amenities contemplated to be located thereon, and (iv) certain additional common facilities, amenities, appurtenances, fixtures, equipment, entry and exit areas, parking areas and other areas for the benefit of the Condominium Project, including the Fractional Ownership Units.

In Balance:  As defined in Section 12.1.

Indemnified Party:  As defined in Section 16.1(v).

Independent Director:  As defined in Section 16.3(p).

Initial Advance:  Forty Million One Hundred Twenty-Nine Thousand One Hundred Forty-Five and 76/100 Dollars ($40,129,145.76).

Initial Equity Requirement:  The requirement, as a condition to the disbursement of the Initial Advance, that Borrower contribute $54,194,781 of equity to the Project.

Initial Maturity Date:  August 1, 2009, or such earlier date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by acceleration or otherwise.

Institutional Lender:  Shall mean any one or more of the following other entities, provided that for any such other entity to qualify as an Institutional Lender hereunder, such other entity, together with its affiliates, must have total assets of at least One Billion and 00/100 Dollars ($1,000,000,000.00) and stockholders’ equity or net worth of at least Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) (or, in either case, the equivalent thereof in a foreign currency) as of the date the loan is made: a savings bank, a savings and loan association, a commercial bank or trust company, an insurance company subject to regulation by any governmental authority or body, a real estate investment trust, a union, a governmental or secular employees’ welfare, benefit, pension or retirement fund, a pension fund property unit trust (whether authorized or unauthorized), an investment company or trust, a merchant or investment bank or any other entity generally viewed as an institutional lender.  In each of the foregoing cases, such affiliate or other entity shall constitute an Institutional Lender whether (1) acting for itself or (2) as trustee, as a general partner of a partnership, in a fiduciary, management or advisory capacity or, in the case of a bank, as agent bank, for any number of lenders, so long as in the case of clause (2) the day-to-day management decisions relating to the loan are either exercised by or recommended by such Institutional Lender and, during the life of the loan, such Institutional Lender shall only be removed from its clause (2).  Notwithstanding the first sentence of this paragraph, a real estate investment trust that invests primarily in mortgage loans and investment securities, is taxed as a real estate investment trust and, if unaffiliated, has total assets of at least  Six Hundred Fifty Million and 00/100 Dollars ($650,000,000.00) and a net worth of at least One Hundred Million and 00/100 Dollars ($100,000,000.00), shall qualify as an Institutional Lender despite its failure to meet the total asset and net worth tests set forth in such first sentence.

Insurance Escrow Fund:  As defined in Section 16.1(m).

Insurance Premiums:  As defined in Section 16.2(b).

Interest Period:  A period of 30, 60, 90 or 180 days, to the extent deposits with such maturities are available to Lender, commencing on a LIBOR Business Day as selected by Borrower in accordance with Section 5.1(c); provided, however, that (i) any Interest Period that would otherwise end on a day that is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Rate Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding LIBOR Business Day, and (ii) no Interest Period may extend beyond the Maturity Date.  The initial Interest Period shall commence on the date hereof and end on July 31, 2006, and the last Interest Period shall commence on the day following the expiration of the last full calendar month occurring during the term of the Loan and end on the Maturity Date.

Interest Reserve:  As defined in Section 11.4.

Internal Revenue Code:  The Internal Revenue Code of 1986, as amended from time to time.

Issued Entitlements:  Shall be defined as the Special Management Area Use Permit, Shoreline Setback Variance and Planned Development Approval which provide the right to construct the Project.

Kapalua General Store:  As defined in the Condominium Documents.

Keep Whole Letters: Those certain “Keep Whole Letters” by each of ML&P, Exclusive Resorts and MII, respectively, each dated the date hereof concerning the funding of their respective Affiliates in order to meet their funding requirements under the Guaranties contemplated hereunder and to enable such Affiliates to comply with their equity obligations under the Limited Liability Operating Agreement of Member.

Land:  As such term is defined in the Recitals to this Agreement.

Laws:  All federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations.

Leases:  All leases, licenses and occupancy agreements (including any licenses for parking spaces or storage spaces) affecting the Project or any part thereof now or hereafter existing.

Lehman:  As defined in Section 25.6(b).

Lehman Group:  As defined in Section 25.6(b).

Lender:  As defined in the opening paragraph of this Agreement.

Lender’s Consultant:  An independent consulting architect, inspector, and/or engineer designated by Lender in Lender’s sole discretion.

Liabilities:  As defined in Section 25.6(b).

LIBOR Business Day:  A Business Day on which dealings in U.S. dollars are conducted in the London interbank market.

LIBOR Rate:  For any Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date.  If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for the number of days of the applicable Interest Period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear.  If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for the number of days of the applicable Interest Period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000.00.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for the number of days of the applicable Interest Period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000.00.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.  LIBOR shall be determined by Lender, which determination shall be binding and conclusive absent manifest error.

Lien:  shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property, or any portion thereof, or Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances against the Project or any portion thereof or Borrower.

Loan:  As defined in the Recitals to this Agreement.

Loan Fee:  As defined in Section 4.1(f).

Loan Documents:  Collectively, this Agreement, the documents and instruments listed in Section 4.2 and all other documents and instruments entered into by Borrower and/or Guarantor from time to time which evidence or secure the Debt.

Loan-to-Value Ratio:  The ratio obtained by dividing the outstanding principal balance due on the Loan by the fair market value of the Project, as determined by an Appraisal.

Major Contract:  A Construction Contract which provides for a contract price equal to or greater than Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00).

Marketing Agreements:  Collectively, (i) Marketing and Sales Services Agreement, dated August 31, 2004, between Borrower and Ritz-Carlton; (ii) Marketing and Sales Services Agreement, dated June 19, 2006, by and between Borrower, Ritz-Carlton and ML&P; and (iii) Marketing and Sales Services Agreement, dated June 19, 2006, by and between Borrower and Kapalua Realty Company, Ltd., a Hawaii corporation.

Material Adverse Change or material adverse change:  If, in Lender’s reasonable determination, the business prospects, operations or financial condition of a Person or property has changed in a manner which actually impairs the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable Person from timely performing any of its obligations under the Loan Documents.

Maturity Date:  The Initial Maturity Date; provided, however, that if Borrower exercises its right to extend the term of the Loan for the Extension Period and, in accordance with the terms of this Agreement, the term of the Loan is so extended, from and after such extension of the term of the Loan “Maturity Date” shall mean the first day of the twelfth (12th) month following the Initial Maturity Date (the “First Extension Maturity Date”), the first day of the twelfth (12th) month following the First Extension Maturity Date (the “Second Extension Maturity Date”), as the case may be, or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by acceleration, or otherwise.

Member:  Kapalua Bay Holdings, LLC, a Delaware limited liability company.

MII:  Marriot International, Inc., a Delaware corporation.

ML&P:  Maui Land & Pineapple Company, Inc., a Hawaii corporation.

ML&P Agreements:  Collectively, that certain: (i) Agreement of Purchase and Sale dated as of June 19, 2006, between Borrower and ML&P (the “Spa Agreement”) for the purchase by

ML&P of the Spa Land and Spa; (ii) Agreement of Purchase and Sale dated as of June 19, 2006, between Borrower and ML&P (the “Beach Club Agreement”) for the purchase by ML&P of the Beach Club CA (as defined in the Condominium Documents); and (iii) Agreement of Purchase and Sale dated as of June 19, 2006, between Borrower and ML&P (the “General Store Agreement”) for the purchase by ML&P of the Kapalua General Store (as defined in the Condominium Documents).

ML&P Consent Agreement:  That certain Consent to Assignment of Agreements dated as of the date hereof, by ML&P.

Moody’s:  Moody’s Investors Service, Inc.

Mortgage:  The Fee and Leasehold Mortgage, Security Agreement and Fixture Filing, dated as of the date hereof, by Borrower in favor of Lender securing the payment of the Debt and constituting a first priority mortgage lien against the Project.

Net Sale Proceeds:  In respect of the sale of a Unit, the Gross Sales Price, less Transaction Costs and any portion of the Contract Deposit related to a particular Unit that was  utilized in accordance with applicable Laws and the Loan Documents to develop the Unit, as determined by Lender acting reasonably.

Non-Consolidation Opinion:  An opinion letter by DLA Piper Rudnick Gray Cary US LLP, dated as of the Effective Date, in form and substance satisfactory to Lender.

Note:  a promissory note, dated as of the date hereof, by Borrower to the order of Lender, in the principal amount of Three Hundred Seventy Million and 00/100 Dollars ($370,000,000.00) as may be amended from time to time.

OFAC:  Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Office:  Department of Commerce and Consumer Affairs in Hawaii and the Bureau of Conveyances of the State of Hawaii, as the case may be.

Operating Account:  A deposit account opened and maintained by Borrower with Depositary Bank, on behalf of Lender, to be utilized in the manner set forth in Section 4.1(g).

Outstanding Entitlements:  As defined in Section 16.1(a).

Payment Date:  The first (1st) day of each calendar month (or such other day of a calendar month selected by Lender to collect debt service payments under loans which it makes and securitizes) or, if such day is not a Business Day, the immediately preceding Business Day.

PDP:  As defined in Section 8.1(i).

Permits:  An administrative approval by a government agency that the Project complies with law and Entitlements, which allow the Project to proceed with certain specific scopes of work; which includes any building permit, excavation permit, foundation permit, environmental permit, utility permit, or other permit required in respect of the Construction or the Project.

Permitted Exceptions:  The matters listed on Exhibit C annexed hereto.

Permitted Transfers:  The following transfers shall be deemed “Permitted Transfers” and Borrower shall not be required to obtain Lender’s prior written consent to such transfers: (i) a transfer made in accordance with the buy-sell provisions of the Member’s Limited Liability Company Agreement approved by Lender; (ii) a transfer of direct or indirect interests in Member or in any entity owning a direct or indirect interest in Member; provided the transferee shall be a MII/MLP Affiliate; (iii) a transfer of direct or indirect interests in Member or in any entity owning a direct or indirect interest in Member in connection with a public offering or a “privatization,” including, without limitation, interests in ML&P or MII in connection with a publicly traded stock or any public offering of equity ownership interests; and (iv) a one-time transfer of the managing member interest in Borrower to an entity that is a MII/MLP Affiliate or to another Person provided that the other Person  has financial capability and creditworthiness comparable to the financial capability and creditworthiness of Member, as reasonably determined by Lender and each Rating Agency (if applicable).  For purposes hereof, the term “MII/MPL Affiliate” shall mean an entity in which MII and/or ML&P manages, directly or indirectly, the affairs and decisions of the MII/MLP Affiliate, including, without limitation, the day-to-day and major management and operations decisions.

Person: Any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Personal Property:  All personal property, fixtures and equipment required or beneficial for the operation of the Land or the Improvements.

Plans and Specifications:  The sets of design plans and specifications for the Project prepared by the Architect and its consultants that have been reviewed and approved by Lender in connection with making the Initial Advance, and if and when in effect on which the Construction Contract is based.  The term also includes (a) any material modification of any of those plans, maps, sketches, diagrams, surveys, drawings, specifications or lists of materials that Lender has previously reviewed and approved if the modification is in writing and is initialed by the Lender and the Borrower or the Architect, and (b) any plans, maps, sketches, diagrams, surveys, drawings, specifications or lists of materials to be utilized for development of the Project that are created subsequent to the Initial Advance that have been reviewed and approved by Lender.

Pledge of Accounts, Security Agreement and Rights to Payment:  Means that certain Pledge of Accounts, Security Agreement and Rights to Payment dated as of the date hereof by and between Borrower, as debtor, and Lender.

Policy:  As defined in Section 15.2(b).

Pre-Development Costs:  The pay off of existing debt which is secured by the Development Land, pre-development Soft Costs, Pre-Development Hard Costs, interest expenses, and closing costs associated with the Loan.

Pre-Development Hard Costs:  Hard Costs that Lender agrees may be funded as a Pre-Development Cost and with respect to which Borrower has delivered a fully executed copy of the General Contract and fully executed copies all Construction Contracts required in connection with such Hard Cost.

Prime Rate:  The interest rate per annum publicly announced by Citibank, N.A. in New York City as its base rate, as such rate shall change from time to time.  If Citibank, N.A. ceases to announce a base rate, “Prime Rate” shall mean the interest rate per annum published in the Wall Street Journal from time to time as the “Prime Rate”.  If more than one “Prime Rate” is published in the Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to  the nearest one-eighth of one percent (0.125%).  If the Wall Street Journal ceases to publish a “Prime Rate”, Lender shall select an equivalent publication that publishes a “Prime Rate”, and if a “Prime Rate” is no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

Prime Rate Margin:  In respect of each portion of the Loan bearing interest at an Adjusted Prime Rate, the difference (expressed as the number of basis points) between (a) the Adjusted LIBOR Rate on the date the Adjusted LIBOR Rate was last applicable to such portion of the Loan and (b) the Prime Rate on the date that the Adjusted LIBOR Rate was last applicable to the Loan.

Proceeding:  As defined in Section 22.11.

Proceeds:  As defined in Section 17.1.

Project:  The collective reference to (i) the Land, (ii) the Facilities, (iii) the Improvements and (iv) the Personal Property, excluding such portion of the Project that has been released pursuant to the terms of this Agreement.

Provided Information:  As defined in Section 25.1.

Public Report:  Condominium Public Report of Kapalua Bay Condominium prepared by Borrower and designated Registration No. 5900.

PUD:  As defined in Section 8.1(i).

Qualifying Contract of Sale:  A legally enforceable Contract of Sale between Borrower and an unaffiliated third-party purchaser for the sale and purchase of an individual Unit.  Each Qualifying Contract of Sale must (i) require the payment upon execution of a Contract  Deposit equal to no less than ten percent (10%) of the Purchase Price, (ii) require the payment of a Gross Sales Price which will yield Net Sale Proceeds not less the applicable Release Price, (iii) be expressly subordinate to the lien of the Mortgage, (iv) comply with the requirements of Section 15.1(a) hereof, (v) comply with all Laws and (vi) be subject to no contingencies, so that, other than by reason of a default by Borrower thereunder, the purchaser thereunder may not rescind the same without forfeiting its Contract Deposit.  A Qualifying Contract of Sale may be assigned by such a purchaser to a third-party purchaser who is not an Affiliate of Borrower, Guarantor, Member, ML&P, MII , an MLP/MII Affiliate or otherwise under the Control of any such entity.

Rating Agencies:  Each of S&P, Moody’s and Fitch or any other nationally recognized statistical rating agency which has been approved by Lender.

Recourse Guaranty:  The Guaranty, dated as of the date hereof, by Guarantor in favor of Lender, pursuant to which Guarantor guarantees to Lender the payment of the Recourse Obligations.

Recourse Obligations:  As defined in the Note.

Registration Statement:  As defined in Section 25.6(b).

Related Parties:  As defined in Section 16.3(d).

Release Payment:  Any payment required to be made under Section 15.4(h) or Section 15.5(e) (such payments shall collectively be referred to as “Release Payments”).

Release Price:  In respect of each Unit and each Facility, the amount set forth on Schedule A attached hereto.

Requisition:  A requisition, in the form of Exhibit D annexed hereto, for disbursement of a portion of the Loan.

Reserve Percentage:  For any Interest Period, that percentage which is specified on the Determination Date by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the holder of the Note with respect to liabilities constituting or including Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Residential Condominium:  As defined in Section 15.2(a).

Residential Condominium Unit:  Each individual condominium unit (including, but not limited to, any appurtenant interest in the common elements) in the Residential  Property created by the submission thereof to the provisions of the Condominium Act (all such condominium units shall be referred to collectively as the “Residential Condominium Units”).

Residential Property:  That portion of the Development Land designated in the  Plans and Specifications for the Residential Condominium and the Improvements to be constructed thereon.

Ritz-Carlton:  The Ritz-Carlton Development Company, Inc., a Delaware corporation.

Ritz-Carlton Consent Agreement:  That certain Consent to Assignment of Agreements dated as of the date hereof, by Ritz-Carlton.

S&P:  Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

Securities:  As defined in Section 25.1.

Securities Act:  As defined in Section 25.6(a).

Securitization:  As defined in Section 25.1.

Servicer:  As defined in Section 19.1.

Servicing Agreement:  As defined in Section 19.1.

Servicing Fees:  As defined in Section 19.1.

Soft Costs:  All costs, other than Hard Costs, to be incurred in respect of the Project prior to completion of Construction, including, without limitation, sales and marketing costs and expenses, architects’ fees, engineers’ fees, interest on the Note, real estate taxes, insurance premiums and bond fees.

Spa:  The improvements and amenities intended to be constructed on the Spa Land.

Spa Land:  As such term is defined in the Recitals to this Agreement.

SPC Party:  As defined in Section 16.3(o).

Standard Consent:  means a consent that Borrower is required to receive from Lender in the Loan Documents but that relate strictly to de minimis matters that are operational in nature and not material to the Project (examples of matters that would be too material for application of a “deemed consent” include among, among other things,  matters that would effect: the Budget, completion by the Completion Date, insurance coverage or settlement, eminent domain, the Ground Lease, the Development Documents, environmental matters, zoning or other land use entitlement, or rights of purchasers under Contracts of Sale that could lead to a right of rescission or other action concerning same).

State:  The State of Hawaii.

Subordinate Loan:  As defined in Section 25.5.

Subcontractor:  Any party furnishing labor, services or materials to the Project under a Construction Contract.

Tax Escrow Fund:  As defined in Section 16.1(m).

Tax and Insurance Escrow Fund:  As defined in Section 16.1(m).

Tax and Insurance Reserve:  As defined in Section 11.5.

Title Insurer:  First American Title Insurance Company and Fidelity Title Insurance Company.

Title Policy:  An ALTA Mortgagee’s Loan Title Insurance Policy, issued by Title Insurer, insuring the first lien priority of the Mortgage, subject only to the Permitted Exceptions, and otherwise in form satisfactory to Lender.

Transaction Costs:  Out-of-pocket costs payable by Borrower in respect of a sale of a Unit or Fractional Interest, including brokerage fees, sales commissions, royalty fees, any fees payable to Ritz-Carlton (excluding if payable to Ritz-Carlton any items contained in the Construction Budget referenced as “Hospitality Start-Up Recovery”), any fees payable to Kapalua Realty Company, Ltd., membership deposits for the Kapalua Club payable to Kapalua Land Company, Ltd. (all such fees paid to Affiliates as expressly provided in the Affiliate Agreements referenced in Schedule B and as in effect as of the date hereof), and customary closing costs (whether customarily payable by either seller or purchaser) not to exceed in the aggregate two percent of the Gross Sales Price of the Unit or Fractional Interest, and other costs approved by Lender.

Transfer:  Any sale, transfer, lease, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of (i) all or any portion of the Project, (ii) all or any portion of Borrower’s right, title and interest (legal or equitable) in and to the Project or (iii) any interest in Borrower or any Controlling interest in any member in Borrower and which is not a Permitted Transfer.  Notwithstanding the foregoing, the sale of any Unit or Facility in accordance with the terms of Article XV hereof shall not constitute Transfers hereunder.

Underwriter Group:  As defined in Section 25.6(b).

Unit:  Any individual condominium unit created at the Project, including, without limitation, Residential Condominium Unit or Fractional Ownership Unit (all such condominium units shall collectively be referred to as the “Units”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1             Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as of the Effective Date (and as of each date of a Requisition and disbursement, with updates of such facts and circumstances that are reasonably necessary to include in such Requisition to render the representations set forth therein true and correct in all material respects) as follows:

(a)      Borrower has good and marketable fee simple title to the Development Land free and clear of all liens, encumbrances and charges whatsoever, except for the Permitted Exceptions.  Borrower has the right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Development Land.

(b)      Borrower has good and marketable leasehold title to the Spa Land, pursuant to the Ground Lease, free and clear of all liens, encumbrances and changes whatsoever, except for the Permitted Exceptions. Borrower has the right to mortgage its leasehold estate in the Spa Land.  The certified copy of the Ground Lease provided to Lender by Borrower is true, correct and complete in all respects.  The Ground Lease is in full force and effect and has not been amended, except as amended by the Ground Lessor Consent, Estoppel Certificate and Amendment.  All rents, additional rents and other sums due and payable under the Ground Lease have been paid in full.  Neither Borrower, as ground lessee under the Ground Lease, nor ground lessor under the Ground Lease has received or given any notice of a default under the Ground Lease which has not been cured.

(c)      Except as otherwise disclosed in writing by Borrower to Lender, no material litigation or proceedings are pending, or, to the best of Borrower’s knowledge, threatened, against Borrower, Guarantor, Member or the Project or any portion thereof.  There are no pending, or, to Borrower’s knowledge, threatened, Environmental Proceedings in respect of the Project or any portion thereof.  Neither Borrower nor Member has ever been party to any lawsuit, arbitration, summons or legal proceeding.

(d)      Borrower, Guarantor and Member have or will upon request provide Lender and S&P with complete financial statements that reflect a fair and accurate view of their respective financial conditions.  Borrower has no contingent liabilities, other than those related to its ownership of the Land and its preparation for the development of the Project.  Member has no contingent obligations other than capital funding obligations to Borrower.

(e)      Borrower and Member complied and will comply in all material respects with the assumptions made with respect thereto in the Non-Consolidation Opinion;

(f)       Borrower is and always has been a duly organized and validly existing limited liability company, duly organized under the laws of the State of Delaware.  Member is and always has been a duly organized and validly existing limited liability company, duly organized under the laws of the State of Delaware.  Borrower has full power and authority to execute, deliver and perform all Loan Documents to which it is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower.

(g)      The Property is not encumbered or subject to any capital leases, liens or judgments, other than, with respect to Borrower, liens for real estate taxes which are not yet due.

(h)      To the best knowledge of the Borrower and Member, each of Borrower and Member is in compliance with all Laws applicable to it and has obtained all permits required for it to operate as a limited liability company.

(i)       Neither Borrower nor Member is involved in any dispute with any taxing authority.  Neither Borrower nor Member is in default of any obligation to pay taxes to any taxing authority.

(j)       Borrower has never owned any property, other than the Land, and has never engaged in any business, other than the ownership of the Land, operation of the hotel previously located on the Land, and preparation for the development of the Project.  Member has never owned any property, other than its interest in Borrower, and has never engaged in any business, other than business incidental to its ownership of an interest in, and as member of, Borrower.

(k)      To the knowledge of Borrower, no consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental Person, including any creditor, partner, or member of Borrower or Guarantor, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents, other than such consents, approvals or authorizations which have been obtained, and the recordation of the Mortgage and the Assignment of Leases and Rents and the filing of UCC financing statements.

(l)       The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Mortgage and other security interests under the other Loan Documents will not constitute a breach or default under any other agreement to which Borrower, Member or any Guarantor is a party or may be bound, or a violation of any law or court order which may affect the Project.

(m)     To the knowledge of Borrower, there is no default under this Agreement, any of the other Loan Documents, or any other document or instrument to which Borrower is bound, nor any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.

(n)      [Intentionally Deleted].

(o)      Borrower has no knowledge of and has not received written notice of any pending or threatened, condemnation or eminent domain proceedings in respect of the Land or any part thereof.

(p)      As of the date hereof, the amounts set forth in the Construction Budget represent a full and complete itemization by category of all costs, expenses and fees which Borrower reasonably expects to pay or reasonably anticipates becoming obligated to pay to complete the Construction.

(q)      To the knowledge of Borrower, neither the construction of the Improvements nor the use of the Project when completed will violate (i) any Laws (including, without limitation, zoning ordinances, building codes, land use and environmental laws and laws relating to the disabled) or (ii) any restrictions, covenants or conditions of record or agreements affecting the Project.  Neither the zoning authorizations, approvals or variances nor any other right to construct or to use the Project is to any extent dependent upon or related to any real estate other than the Land.  All Governmental Approvals required for the Construction in accordance with the Plans and Specifications have been obtained or will be obtained prior to the commencement of Construction, and, to the knowledge of Borrower, all Laws relating to the Construction and operation of the Improvements have been complied with.  To the extent such Governmental Approvals have been issued or obtained, as the date hereof, Borrower has delivered true, complete and correct copies of same to Lender.

(r)       Except for retainage amounts, all costs and expenses incurred for any and all labor, materials, supplies and equipment used in the development of the Project or the construction or demolition of any improvement on the Land have been paid in full as of the date hereof or will be paid in full from proceeds of the Loan following the closing of the Loan.

(s)      The Project will have adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Project and public streets.

(t)       Except as shown on the Survey submitted to Lender in connection with the Loan, no portion of the Project and no building or any other portion of the Improvements is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 16.2 hereof.

(u)      Borrower has dealt with no broker or finder in connection with this Agreement or the Loan.

(v)      All financial statements and other information previously furnished by both Borrower and Guarantor in connection with the Loan are true, complete and correct in all material respects and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or Guarantor has occurred since the respective dates of such statements and information.  Neither Borrower nor Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements.

(w)     Borrower and Guarantor are solvent, and no bankruptcy, reorganization, insolvency or similar proceeding under any state or federal law with respect to Borrower or Guarantor or any Affiliate thereof has been initiated.

(x)      Except as disclosed in the Environmental Report: (i) the Project is free of Hazardous Material and is in compliance with all Laws; (ii) neither Borrower nor, to the best knowledge of Borrower, any other Person, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect the Project and the Project has never been used (whether by Borrower or, to the best knowledge of Borrower, by any other Person) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; and (iii) there are no underground tanks, vessels, or similar facilities for the storage or containment of Hazardous Materials of any sort on, under or affecting the Project.

(y)      The Development Land and Spa Land are each taxed separately without regard to any other property and for all purposes the Development Land and Spa Land may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(z)      There are no Leases, subleases or other arrangements for occupancy of space within the Project, and no person or entity has any possessory interest in, or right to occupy, the Project or any portion thereof, except for the leases and month-to-month rental agreements listed on Schedule C attached hereto and pursuant to Qualifying Contracts of Sale entered into after the date hereof.

(aa)    Except pursuant to the ML&P Agreements, the ER Purchase Agreement, and Qualifying Contracts of Sale that will be entered into after the date hereof, neither the Project nor any portion thereof is subject to any purchase option, buy-sell right (except as provided in the limited liability company agreement of Member), right of first refusal, right of first offer or other similar right to acquire same.

(bb)   Upon completion of the Construction, no building or other improvement will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement.

(cc)    The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(dd)   The Loan evidenced by the Note is solely for the business purpose of Borrower, and is not for personal, family, household or agricultural purposes.

(ee)    No portion of the Project has been or, to the knowledge of Borrower, will be purchased with proceeds of any illegal activity.

(ff)     Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(gg)   Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(hh)   Neither Borrower, Member, Guarantor nor any Person holding a direct or indirect interest in Borrower is (or will be) a person with whom Lender is restricted from doing business under OFAC (including Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not intentionally or with knowledge, and shall not intentionally or with knowledge engage in any dealings or transactions or otherwise be associated with such Persons.  In addition, Borrower hereby agrees to provide Lender with any additional information that Lender deems reasonably necessary from time to time in order to ensure compliance with all Laws concerning money laundering and similar activities.

(ii)      Borrower has disclosed to Lender all material facts regarding the Project and Borrower and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

(jj)      Each of the representations and warranties made by Guarantor herein or in any of the other Loan Documents is true, complete and correct in all material respects.

(kk)    Borrower possesses or will possess prior to construction all franchises, patents, copyrights, trademarks, trade names, servicemarks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of Borrower’s businesses substantially as now conducted and to be conducted at the Project without conflict with any rights of others.

(ll)      A true and correct organizational chart outlining the percentage of ownership and capital structure of Borrower and the direct and indirect owners of Borrower is attached hereto as Exhibit F.

(mm)  Borrower has delivered to Lender true, correct and complete copies of the ER Purchase Agreement and the ML&P Agreements.  Each such agreement is in full force and effect and has not been amended.  Borrower, Exclusive Resorts and ML&P have not received or given any notice of a default under such agreements which has not been cured.  Attached hereto as Schedule B is a complete list of all agreements entered into by, between or among Borrower and any Affiliate of ML&P, Exclusive Resorts, LLC, a Delaware limited liability company, MII and MLP/MII Affiliate.  Amendments to the ER Purchase Agreement and any individual purchase agreements entered into pursuant thereto may be amended as permitted by Section 16.1(m).

(nn)   Borrower has satisfied the Initial Equity Requirement or the Equity Requirement, as the case may be.

(oo)   Borrower represents that to the best of its knowledge, it is in compliance with all of the requirements of state, local and municipal requirements for the construction of the Project, including but not limited to, the requirements of the State of Hawaii Department of Land and Natural Resources (Historical Preservation Division).

Section 3.2             Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the Effective Date and, except for matters which have been disclosed by Borrower in writing, will be true at all times thereafter.  Each request for a disbursement under the Loan Documents shall constitute a reaffirmation of such representations and warranties, as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request.  It shall be a condition precedent to the making of the Initial Advance and each subsequent disbursement of the Loan that each of said representations and warranties is true and correct as of the date of such requested disbursement, except as aforesaid.  In addition, at Lender’s request, Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder; subject to updating same to include those facts and circumstances that are reasonably necessary to include to render the representations true and correct in all material respects.  In the event that a representation and/or warranty given to Lender on the Effective Date is updated such that a material adverse fact is disclosed to Lender then Lender shall be permitted to withhold disbursement of an advance under the Loan until the fact or circumstance no longer exists or Lender otherwise waives same.

ARTICLE IV
LOAN AND LOAN DOCUMENTS

Section 4.1             Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender and Lender agrees to lend to Borrower the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement.

(a)      The Loan shall be made to Borrower on the terms and conditions hereinafter set forth.  The Loan will bear interest at the rate or rates, and will be repaid, as set forth in this Agreement and in the Note.  Borrower shall use the proceeds of the Loan solely for the purposes specified herein.

(b)      The aggregate amount of the Loan shall not exceed the lesser of (i) Three Hundred Seventy Million and 00/100 Dollars ($370,000,000.00) and (ii) 61.6% of the total cost of the Project as set forth in the Construction Budget.  The Loan is not revolving in nature, and amounts repaid may not be subsequently readvanced.

(c)      Provided that Borrower satisfies the conditions to the making of the Loan set forth in Article VIII hereof, Lender shall disburse the Initial Advance to Borrower on the Effective Date.  Borrower shall use the Initial Advance to pay Pre-Development Costs  encumbering the Land and for such other purposes as the parties shall agree upon.

(d)      After the disbursement of the Initial Advance, Lender shall make successive disbursements of the Loan to Borrower, but not more than once per calendar month, provided that (i) there shall then exist no Default or Event of Default, (ii) no Material Adverse Change shall have occurred with respect to Borrower, Guarantor or the Project, (iii) the Loan remains In Balance, (iv) all required Governmental Approvals are in full force and effect as needed for the then-current stage of Construction, and (iv) Borrower satisfies the conditions to the disbursement of the Loan set forth in Articles VIII, IX, X, XIII and XIV hereof, as applicable.

(e)      To the extent that Lender may have acquiesced in noncompliance with any requirements precedent to the disbursement of any portion of the Loan, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

(f)       On or before the Effective Date, Borrower shall pay to Lender a loan fee in the amount of Three Million Seven Hundred Thousand and 00/100 ($3,700,000.00) (the “Loan Fee”) payable from the Initial Advance.  The Loan Fee has been fully earned by Lender and is non-refundable to Borrower, regardless of when the Loan is repaid or whether any further advances of the Loan are made;

(g)      Borrower shall, prior to the Effective Date, open the Operating Account.  Borrower authorizes Lender to disburse the Loan proceeds by crediting the Operating Account; provided, however, that Lender shall not be obligated to use such method.  Lender may pay interest due on the Note when and as the same shall become due by debiting funds on deposit in the Operating Account and charging the interest line item of the Construction Budget.

Section 4.2             Loan Documents.

On the Effective Date, Borrower shall execute and deliver (and cause any party thereto other than Borrower or Lender to execute and deliver) to Lender the following:

(a)      The Note;

(b)      The Mortgage;

(c)      The Assignment of Leases and Rents;

(d)      The Assignment of Contracts;

(e)      The Recourse Guaranty;

(f)       The Completion Guaranty;

(g)      The Environmental Indemnity;

(h)      The Assignment of Membership Interests and Security agreement dated the date hereof, made by Member for the benefit of Lender;

(i)       The Ritz-Carlton Consent Agreement;

(j)       The ML&P Consent Agreement;

(k)      The Assignment of Purchase Contracts;

(l)       Ground Lessor Consent, Estoppel Certificate and Amendment;

(m)     Pledge of Accounts, Security Agreement and Rights to Payment;

(n)      Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals;

(o)      The Keep Whole Letters;

(p)      Such UCC financing statements as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents; and

(q)      Such other documents, instruments or certificates as Lender or its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents and to comply with Laws.

Section 4.3             Term of the Loan.

(a)      All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

(b)      Borrower may elect to extend the Maturity Date for two (2) additional terms of twelve (12) months each (each, an “Extension Period”; respectively, the “First Extension Period” and the “Second Extension Period”; and collectively, the “Extension Periods”), subject to the satisfaction of each of the following conditions prior to the Initial Maturity Date and First Extension Period Maturity Date, as the case may be:

(i)            Borrower furnishes Lender with not less than thirty (30), but not more than ninety (90), days’ advance written notice of its election to extend the Maturity Date (the “Extension Notice”), which Extension Notice may be rescinded or withdrawn by Borrower; provided that such rescission notice is deliver to Lender at least five (5) days prior to the Initial Maturity Date and First Extension Period Maturity Date, as the case may be.  In the event that Borrower elects to rescind its Extension Notice, Borrower shall pay by all of Lender’s actual costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such rescission;

(ii)           There shall be no uncured Default of which notice has been previously given to Borrower or Event of Default that exists under this Agreement or any of the other Loan Documents either at the time the Extension Notice is given or on the Initial Maturity Date or First Extension Maturity Date, as applicable;

(iii)          Borrower shall have established with Lender sufficient reserves for the payment of such Taxes, Insurance Premiums, interest due on the Loan during the Extension Period and other expenses as Lender reasonably anticipates will be incurred by Borrower in excess of any unexpended amounts remaining in Budget Line Items for the payment of such Taxes, Insurance Premiums, interest and other expenses during the Extension Period pursuant to this Agreement;

(iv)          Borrower shall have theretofore substantially completed the Improvements in accordance with the Plans and Specifications;

(v)           Borrower shall have theretofore obtained the approval of the Office to the Condominium Documents, Residential Condominium and made all filings requisite to the creation of the Residential Condominium;

Borrower shall have delivered a certificate to Lender that (A) there exists no Event of Default at the time the Extension Notice is given and on the Initial Maturity Date or First Extension Period Maturity Date, as the case may be, and (B) the representations and warranties contained herein are true and correct in all material respects at the time the Extension Notice is given and on the Initial Maturity Date or First Extension Period Maturity Date, as the case may be; but subject to update to include those facts and circumstances that are reasonably necessary to include to render the representations true and correct in all material respects.  In the event that a representation and warranty given to Lender is updated such that a material adverse fact is disclosed to Lender then Lender shall not be obligated to extend the term of the Loan;

(vi)          Guarantor executes and delivers to Lender a reaffirmation of the Recourse Guaranty;

(vii)         Borrower shall have delivered to Lender a reaffirmation of each existing Contract of Sale that such Contract of Sale is in full force and effect.  The reaffirmations shall be dated not earlier than sixty (60) days prior to the Initial Maturity Date or First Extension Period Maturity Date, as the case may be;

(viii)        Borrower causes Title Insurer to deliver to Lender an endorsement to the Title Policy, insuring the priority of the lien of the Mortgage; and

(ix)           Borrower shall have paid all costs and expenses actually incurred by Lender in connection with such extension, including, without limitation, underwriting, title and reasonable legal fees and costs.

(c)      Borrower shall not be entitled to any further disbursements of Loan proceeds during the Extension Period except to the extent there are unexpended amounts of the Loan remaining in Budget Line Items for the payment of Taxes, Insurance Premiums, interest and other unapplied Budget Line Items.

Section 4.4             Prepayments.

Except as required by Sections 15.4(h), 15.5(e), and 17.1(a) hereof, Borrower may not prepay the Loan at any time prior to the second anniversary of the Effective Date (the “Lockout Date”).  Thereafter, except as provided in Section 4.5, Borrower may prepay the Loan in whole only upon not less than thirty (30) days’ written notice to Lender.  No such prepayment of the Loan shall be permitted unless the same is accompanied by (i) all interest accrued on the Loan through the date of prepayment, (ii) Breakage Costs incurred by Lender as a result of the prepayment, and (iii) reasonable attorneys’ fees incurred by Lender as a result of the prepayment.  A prepayment notice may be rescinded or withdrawn by Borrower provided that such rescission notice is deliver to Lender at least five (5) days prior to the prepayment date and Borrower shall pay by all of Lender’s actual costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such rescission.

Section 4.5             Required Principal Payments.

(a)      Borrower shall make payments on account of the principal amount of the Loan upon the release of the lien of the Mortgage in respect of a Unit, as provided in Section 15.4(h) hereof; and

(b)      On the Maturity Date, Borrower shall pay the entire amount of the Debt.

ARTICLE V
INTEREST

Section 5.1             Interest Rate.

(a)      Interest shall accrue on the Loan at the Applicable Rate.  Subject to the provisions hereinafter set forth, the Applicable Rate shall be the Adjusted LIBOR Rate.

(b)      Interest in arrears at the Applicable Rate shall be payable on each Payment Date.

(c)      As long as no Event of Default has occurred and is continuing, Borrower may elect from time to time (each, a “LIBOR Rate Election”), but no more frequently than once in any calendar month, to have the Adjusted LIBOR Rate apply to any portion of the principal amount of the Loan (including any disbursement of Loan proceeds about to be made) by giving Lender irrevocable written notice of such election designating the Interest Period for which such LIBOR Rate Election is to apply.  Such written notice shall be given to Lender at its New York office by no later than 11:00 A.M. New York time at least three (3) LIBOR Business Days prior to the date on which the applicable Interest Period will commence.  If a LIBOR Rate Election is then in effect with respect to any portion of the Loan, then no Interest Period for such portion (or any part thereof) of the Loan may be designated which commences prior to the last day of the then current and applicable Interest Period for such portion of the Loan.  In no event may Borrower elect an Interest Period which extends beyond the Maturity Date.  Notwithstanding anything to the contrary, (i) the LIBOR Rate Election may be exercised from time to time only as to a minimum amount of $53,000,000, and (ii) in no event shall more than seven (7) Interest Periods be in effect at any time for the Loan.  If Borrower does not select an Interest Period at least three (3) LIBOR Business Days prior to the last day of the applicable Interest Period, then the Applicable Rate for such amount following the end of such Interest Period shall be based on a thirty (30) day Interest Period.

(d)      All payments (whether of principal or interest) shall be deemed credited to Borrower’s account only if received by 3:00 p.m. (New York time) on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

(e)      If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that dollar deposits in respect of any portion of the Loan bearing interest at the Adjusted LIBOR Rate are not generally available at such time in the London Interbank market, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining a LIBOR Rate on such portion of the Loan or of funding the same due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrower and all portions of the Loan bearing interest at the Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clauses (ii) or (iv) above, or as of the expiration of the Applicable Rate Interest Period with respect to an event described in clauses (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described above are no longer in effect.

(f)       If the introduction of (or any change in) any Law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in dollars in the London interbank market, then (i) Lender shall notify Borrower that Lender is no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (ii) the Applicable Rate shall automatically be converted to the Adjusted Prime Rate and (iii) Borrower shall pay to Lender the amount of Breakage Costs (if any) incurred by Lender in connection with such conversion.  Lender shall use reasonable efforts to avoid incurring any Breakage Costs but shall have no liability if any Breakage Costs are incurred.  Thereafter, interest shall accrue on the Loan or the applicable portion thereof at the Adjusted Prime Rate until such time as the situation described herein is no longer in effect.

(g)      Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (i) the actual number of days elapsed in the period for which the calculation is being made by (ii) a daily rate based on a three hundred sixty (360) day year by (iii) the outstanding principal balance of the Loan.

(h)      Borrower shall indemnify Lender and hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on any portion of the Loan bearing interest at an Adjusted LIBOR Rate, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain such portion of the Loan at an Adjusted LIBOR Rate, (ii) any prepayment (whether voluntary or mandatory) of any portion of the Loan bearing interest at an Adjusted LIBOR Rate on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain such portion of the Loan at an Adjusted LIBOR Rate and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Rate from an Adjusted LIBOR Rate to the Adjusted Prime Rate with respect to any portion of the Loan on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain such portion of the Loan at an Adjusted LIBOR Rate (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”).  This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan  Documents.  Lender shall make reasonable efforts to avoid incurring any Breakage Costs in connection with the application of the Release Prices in reduction of the Debt.

(i)       The outstanding principal balance of the Loan shall bear interest at the Default Rate at any time during which an Event of Default exists.

ARTICLE VI
COSTS OF MAINTAINING LOAN

Section 6.1             Increased Costs and Capital Adequacy.

(a)      Borrower recognizes that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and Borrower agrees to pay Lender additional amounts to compensate Lender for any increase in costs incurred in maintaining the Loan or any portion thereof or for the reduction of any amounts received or receivable from Borrower as a result of:

(i)            any change after the date hereof in any Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (x) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lender), (y) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender or (z) imposing on Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents; or

(ii)           the maintenance by Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b)      If the application of any Law, rule, regulation or guideline adopted or arising out of the report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has the effect of reducing the rate of return on Lender’s capital to a level below that which Lender would have achieved but for such application, adoption, change or compliance

(taking into consideration the policies of Lender with respect to capital adequacy), then, from time to time Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction with respect to any portion of the Loan outstanding.

(c)      Any amount payable by Borrower under subsection (a) or subsection (b) of this Section 6.1 shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error.

ARTICLE VII
LOAN EXPENSE AND ADVANCES

Section 7.1             Loan and Administration Expenses.

Borrower shall reimburse Lender, from time to time upon five (5) days’ demand therefor, for reasonable, out-of-pocket expenses incurred by Lender in connection with the administration of the Loan (excluding Lender’s general overhead expenses), including all amounts payable pursuant to Sections 7.2 and 7.3 hereof and any and all other fees owing to Lender pursuant to the Loan Documents, and also including, without limitation, all recording, filing and registration fees and charges, mortgage or documentary taxes, insurance premiums, title insurance premiums and other charges of the Title Insurer, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policy, charges of Title Insurer or other escrowee for administering disbursements, all fees and disbursements of Lender’s Consultant, all fees and disbursements of servicer, appraisal fees, syndication fees, insurance consultant’s fees, environmental consultant’s fees, travel related expenses and all costs and expenses incurred by Lender or Servicer in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder.  Further, if  any Default or Event of Default occurs or if the Loan is not paid in full when and as due, Borrower shall pay to Lender upon five (5) days’ demand therefor, all costs and expenses of Lender (including, without limitation, reasonable attorneys’ fees and court costs) incurred in attempting to enforce payment of the Loan or to realize upon the security therefor.  Borrower agrees to pay Lender’s fees and disbursements incurred in connection with title updates and title endorsements ordered by the Lender (a) in connection with each disbursement of Loan proceeds, (b) to be ordered every six (6) months if construction ceases and (c) after completion of construction every six (6) months thereafter throughout the term of the Loan, or more often if an Event of Default has occurred or if required by examiners.

Section 7.2             Brokerage Fees.

Borrower shall pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by any broker, finder or similar person claiming that they represented Borrower; provided however, that as an inducement to Borrower to make the foregoing undertaking, Lender represents and warrants to Borrower that Lender has not dealt with any broker, finder or similar person in connection with this Loan.

Section 7.3             Right of Lender to Make Advances to Cure Borrower’s Defaults.

If Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to), after written notice to Borrower and the expiration of any applicable cure periods, perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing shall be added to the Debt and bear interest at the Default Rate.

ARTICLE VIII
CONDITIONS PRECEDENT
TO THE MAKING OF THE LOAN

Section 8.1             Non-Construction Conditions Precedent.

Lender’s obligation to fund the Initial Advance and thereafter to make any further disbursements of the Loan is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender.

(a)      Borrower shall have furnished duly executed copies of the documents listed in Section 4.2;

(b)      There shall exist no Default of which Borrower has received notice from Lender or Event of Default;

(c)      Borrower has paid the Loan Fee to Lender;

(d)      Borrower shall have satisfied the Initial Equity Requirement;

(e)      Borrower shall have furnished Lender with evidence (also satisfactory to the Title Insurer) that all pre-closing development costs on the Project have been paid or will be paid as of Closing;

(f)       Borrower shall have furnished Lender with evidence that all taxes then due and payable, including without limitation, real estate taxes, with respect to the Property have been paid or will be paid as of Closing;

(g)      Borrower shall have furnished to Lender the Title Policy, together with legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Project or the use thereof;

(h)      Borrower shall have furnished to Lender an ALTA/ACSM Land Title Survey of the Project and any and all existing plats regarding the Project;

(i)       Borrower shall have furnished Lender with evidence of zoning or a copy of the final approved Planned Unit Development (“PUD”) map, preliminary development plan (“PDP”) or other development plan for the Project permitting the construction of the Improvements and containing all use or building conditions or restrictions affecting the Project and approved by the appropriate Governmental Authority;

(j)       Borrower shall have furnished to Lender certified copies of the Issued Entitlements and all other Governmental Approvals and Permits then required for the Project;

(k)      Borrower shall have furnished Lender with policies or binders evidencing that Borrower has obtained and maintains insurance coverage in respect of Borrower and the Project in accordance with the provisions of Section 16.2 below, and paid all Insurance Premiums in respect thereof;

(l)       All of the representations of Borrower and Guarantor set forth in the Loan Documents shall be true and correct in all material respects;

(m)     Borrower shall have furnished Lender with an opinion(s) from counsel to Borrower, Member and Guarantor as to due formation, valid existence and good standing of Borrower, Member and Guarantor, authorization, due execution and delivery of the Loan Documents, enforceability and perfection of the Loan Documents, and security interests, usury, zoning and land use entitlements, marketing and sale of Units in accordance with applicable law, and such other matters as Lender may reasonably request.

(n)      Borrower shall have furnished Lender with the Non-Consolidation Opinion;

(o)      Borrower shall have furnished Lender with an zoning report from PBR Hawaii as to violations and zoning, and use of property and other non-zoning land use permits.

(p)      Borrower shall have furnished Lender with current bankruptcy, federal tax lien, litigation, judgment and UCC searches in respect of Borrower, Member and Guarantor;

(q)      Borrower shall have furnished Lender with current annual financial statements of Member and Guarantor, each in form satisfactory to Lender and each certified as being true, complete and correct by the party to which it relates;

(r)       Borrower shall have furnished Lender with proof satisfactory to Lender of its authority, formation and good standing in the state of its formation and qualification in the State of Hawaii;

(s)      Borrower shall have furnished Lender with (i) certified copies of all action taken by Borrower, Member and any other principal of Borrower to authorize the execution, delivery and performance, in accordance with its terms, of this Agreement, the Mortgage, the Note, each of the other Loan Documents and any other documents required or contemplated hereunder or thereunder to which it is a party; (ii) a certificate of incumbency with respect to the representatives of each Borrower, Member and any other principal of Borrower authorized and directed to execute and deliver each of the Loan Documents to which it is a party;

(iii) certificates of good standing for Borrower, Member and any other principal of Borrower from the appropriate authority in their jurisdictions of formation, and (iv) certified copies of all organizational documents, including, without limitation, formation and corporate governance documents, for Borrower, Member and any other principal of Borrower;

(t)       Guarantor shall have furnished Lender with (i) certified copies of all action taken by Guarantor to authorize the execution, delivery and performance, in accordance with its terms, of the Recourse Guaranty, the Completion Guaranty, the Environmental Indemnity and any other documents required or contemplated hereunder or thereunder to which it is a party (the “Guarantor Documents”); (ii) a certificate of incumbency with respect to the representatives of each Guarantor authorized and directed to execute and deliver each of the Guarantor Documents to which it is a party; and (iii) certificates of good standing for Guarantor from the appropriate authority in their jurisdictions of formation;

(u)      Borrower shall have furnished Lender with evidence of the availability to the Improvements of all utilities utilized or to be utilized at the Project in compliance with the requirements of the Plans and Specifications.  Such evidence may be in the form of letters from utility companies or local authorities, that (a) telephone service, cable, telecommunications, electric power, natural gas, storm sewer, sanitary sewer and water facilities are available to the Project; (b) such utilities are adequate to serve the Project and exist at the boundary of the Project; and (c) no conditions exist to affect Borrower’s right to connect into and have unlimited use of such utilities except for the payment of a normal connection charge and except for the payment of subsequent charges for such services to the utility supplier;

(v)      Lender shall have reviewed and approved the Appraisal;

(w)     Lender shall have reviewed and approved the Environmental Report;

(x)      Borrower shall have furnished Lender with copies of all engineering reports, land planning maps, or plats, soils tests, environmental reports, surveys prepared for the orderly planning of the Improvements, marketing materials and brochures, building permits or licenses, utility taps or supply agreements, governmental or private agreements, indemnities, waivers, rights to reimbursements, abatements or benefits of whatsoever nature regarding the Property, to the extent assignable, and other documents prepared and existing for the construction of the Improvements, available on the Effective Date, with subsequent submissions to Lender of reports and studies not required to be available on the Effective Date, if requested by Lender (collectively, the “Development Items”).

(y)      Borrower shall have furnished Lender with copies of any agreements, existing or proposed, with any Governmental Authority, in the nature of a subdivider’s agreement, public improvements agreement, or annexation agreement affecting the development of the Project or requiring cash equivalent collateral, or imposing building restrictions in lieu of collateral, as a condition to development of the Project (collectively, the “Development Documents”).

(z)      Borrower shall have furnished Lender with evidence that any obligations regarding development in connection with the Project arising under the Development Documents or agreements with providers of utility services or governmental regulations which could become a lien against the Property or a restriction against the issuance of building permits or certificates of occupancy for the Improvements (collectively, the “Development Obligations”) have been or will be satisfied or performance of the Development Obligations has been or will be secured by adequate financial security such as bonds, letters of credit or certificates of deposit pursuant to the agreements creating the Development Obligations or the requirements of the utility provider.

(aa)    Borrower shall have furnished to Lender a fully executed Ground Lessor Consent, Estoppel Certificate and Amendment;

(bb)   Borrower shall have furnished to Lender fully executed copies of the Marketing Agreements;

(cc)    Borrower shall have furnished Lender with copies of the Condominium Documents and Fractional Ownership Documents;

(dd)   Borrower shall have furnished Lender with fully executed copies of all Contracts of Sale existing as of the Effective Date;

(ee)    Borrower shall have furnished Lender with a fully-executed copy of that certain ER Residences Agreement (the “ER Purchase Agreement”) dated August 31, 2004, by and between Borrower and Exclusive Resorts, as amended by that certain First Amendment dated June 28, 2006, for the purchase of 28 Residential Condominium Units by Exclusive Resorts.  The actual purchase of each such Residential Condominium Unit shall be effected by the due execution of a Contract of Sale by Borrower and Exclusive Resorts (or its permitted assigns);

(ff)     Borrower shall have furnished Lender with fully-executed copies of the ML&P Agreements;

(gg)   Lender shall have received evidence satisfactory to it that the Operating Account has been established.

(hh)   The Lender shall have received a true and correct copy of the pay off letter from the holder or any existing debt encumbering the Project, and the terms thereof shall be reasonably satisfactory to the Lender;

(ii)      Borrower shall have paid, or will pay at closing, all brokerage fees or commissions arising from the making of the Loan, if any, its own expenses and fees incurred in connection with the Loan, and all of Lender’s fees and charges incurred in connection with the making of the Loan, including but not limited to attorneys’ fees and charges, title fees and charges, construction, environmental and engineering consultant’s fees and charges, appraisal costs, surveys, recording and filing fees and taxes; and

(jj)      All documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender.

ARTICLE IX
CONDITIONS PRECEDENT FOR SUBSEQUENT ADVANCES UNDER THE LOAN

Section 9.1             Pre-Development Conditions Precedent.

Subject to Section 9.2, Lender’s obligation to disburse loan proceeds for Pre-Development Costs up to a maximum amount of Eighty-Five Million and 00/100 Dollars ($85,000,000.00), which amount shall be inclusive of the Initial Advance, is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions:

(a)      Borrower has made its request for disbursement and has satisfied all of the conditions in this Section 9.1;

(b)      Borrower delivers to Lender a Requisition, duly executed by the Authorized Representative;

(c)      Borrower delivers to Lender such invoices, contracts or other information as Lender may reasonably require to evidence that Borrower has incurred all costs covered by the request for disbursement;

(d)      Borrower delivers to Lender an executed, acknowledged lien waiver from each Subcontractor in respect of all Hard Costs covered by the prior disbursement of the Loan;

(e)      Borrower delivers to Lender paid receipts or other proof of payment of all Soft Costs covered by the prior disbursement of the Loan;

(f)       Borrower delivers to Lender an endorsement to the Title Policy though the date of the disbursement, confirming the first priority lien position of the Mortgage, subject only to the Permitted Exceptions;

(g)      Borrower delivers to Lender such other instruments, documents and information as Lender or Title Insurer may reasonably request;

(h)      Consent from the Architect to the collateral assignment by Borrower to Lender of the Architect’s Agreement and the Plans and Specifications in respect of the Project;

(i)       Borrower shall have made or shall simultaneously make an equity contribution that complies with the Equity Requirement conditions, for payment of expenses included in the Construction Budget in an amount equal to forty percent (40%) of the total Hard Costs and Soft Costs incurred through the date of the requested disbursement;  and

(j)       Borrower shall have utilized all Available Contract Deposits.

Each disbursement shall be made approximately ten (10) days after Borrower’s satisfaction of all of the foregoing conditions to the making of such disbursement, except for the Initial Advance which shall be made at Closing.

Section 9.2             Building Permit.  Notwithstanding Section 9.1 or any other provision to the contrary in this Agreement, including, without limitation, Article X, Lender shall not be obligated to make any further disbursements of Loan proceeds subsequent to the Initial Advance unless and until the building permits for the Residential Condominium Units and Fractional Ownership Units have been issued.  Upon issuance of the building permit for the Residential Condominium Units and Fractional Ownership Units, Lender shall make additional disbursements to Borrower of Loan proceeds subject to the satisfaction of the other conditions set forth in this Agreement; provided, however, that notwithstanding Section 9.1(i) and Section 13.1(l), Borrower shall not be obligated to make any additional equity contributions until such time as Lender has determined that a disbursement by Lender would otherwise result in the ratio of the amount of equity contributed to the Project by Borrower (excluding by application of Contract Deposits) for payment of Hard Costs and Soft Costs provided in the Construction Budget to the total Loan proceeds advanced by Lender being less than 40% of equity to 60% of Loan proceeds.

Section 9.3             Pre-Sales Requirement.  Lender’s obligation to disburse loan proceeds in excess of $85,000,000 shall be conditioned on Lender’s receipt of executed, enforceable Qualifying Contracts of Sale with an aggregate sales price equal to or exceeding Two Hundred Eighty-Five Million and 00/100 Dollars ($285,000,000.00) (including those Units to be sold to Exclusive Resorts pursuant to the ER Purchase Agreement, which is deemed to be a Qualifying Contract of Sale for this purpose).

ARTICLE X
CONSTRUCTION CONDITIONS PRECEDENT FOR SUBSEQUENT ADVANCES UNDER THE LOAN

Section 10.1           Required Construction Documents.

Borrower shall obtain prior to the Construction Commencement Date, and as a condition for any advances to be made subsequent to the Construction Commencement Date, Lender’s approval of each of the following items:

(a)      Confirmation that Issued Entitlements are still in place and in effect.  Confirmation shall amount to an affidavit by Borrower that no action has been undertaken which jeopardizes Entitlements;

(b)      Fully executed copies of: (i) the General Contract (except that the General Contract pertaining to the Spa shall not be required until August 1, 2007) ; (ii) those Construction Contracts then required to comply with the Construction Contracts Effectiveness Schedule or with respect to which any Construction is then being performed; (iii) the Architect’s Agreement and (iv) all contracts with Engineers;

(c)      A current annual financial statement of General Contractor, satisfactory to Lender and certified as being true, complete and correct by General Contractor;

(d)      A schedule of values, including a trade payment breakdown, setting forth a description of all Construction Contracts;

(e)      All Permits then required for that portion of the Construction for which funds will be disbursed; as funds are requested for additional portions of the Construction Borrower shall provide Permits for same;

(f)       The Plans and Specifications;

(g)      Fully paid Bonds in favor of Lender, guaranteeing the obligations of General Contractor under the General Contract and the Subcontractors under the Major Contracts;

(h)      A report from Lender’s Consultant which contains an analysis of the Plans and Specifications, the Construction Budget, the Construction Schedule, the General Contract and all Construction Contracts. Such report shall contain (i) an analysis demonstrating the adequacy of the Construction Budget to complete the Project and (ii) a confirmation that the Construction Schedule is realistic.  Lender’s Consultant shall monitor construction of the Project and shall visit the Project at least one (1) time in connection with each disbursement request, and shall certify as to amount of construction costs for all requested advances;

(i)       The Architect’s Certificate, executed by the Architect;

(j)       Consents from the General Contractor, the Architect, and other Persons reasonably specified by Lender to the collateral assignment by Borrower to Lender of construction documents, including, without limitation, the General Contract, the Architect’s Agreement, contracts with Engineers, Plans and Specifications, all permits, licenses and approvals (to the extent assignable under applicable law) in respect of the Project, any other Development Item and any Development Document;

(k)      Borrower’s certification that all Contract Deposits utilized to date for Hard Costs and Soft Costs constitute Available Contract Deposits and have been utilized or will be utilized in conjunction with the requested advance;

(l)       [Intentionally Deleted];

(m)     [Intentionally Deleted];

(n)      An engineer’s report prepared and certified by a qualified engineer acceptable to Lender, showing locations and results of all borings, together with recommendations for the design of the foundations of the Improvements and certifying in a manner satisfactory to Lender the adequacy of the existing soils condition, indicating that the Plans and Specifications for construction of the Improvements are satisfactory in view of the condition of the soil;

(o)      Copies of marketing brochures or materials regarding the Project;

(p)      An opinion in form and substance reasonably satisfactory to Lender from Borrower’s independent counsel that the Fractional Ownership Documents recorded in the Office with respect to the Fractional Ownership Units are sufficient to subject the Fractional Ownership Units to a fractional ownership regime in compliance with the laws of the State of Hawaii (“Fractional Ownership Opinion”), which Fractional Ownership Opinion shall be delivered prior to the initial partial release of any Unit; and

(q)      The form of Purchase Contract to be used by Borrower in the sale of the Fractional Ownership Units and the Residential Condominium Units; and

(r)       Such other materials and documents as Lender may reasonably require with respect to the Construction.

ARTICLE XI
CONSTRUCTION BUDGET; RESERVES; OPERATING BUDGET

Section 11.1           Construction Budget.

Disbursements of the Loan shall be governed by the Construction Budget.  The Construction Budget shall include, in addition to the Budget Line Items described in Section 11.2 below, the Contingency Reserve and the Interest Reserve.  Borrower shall not modify  the Construction Budget without first obtaining Lender’s prior written consent thereto.  Borrower may reallocate funds among Budget Line Items in the Construction Budget as are reasonably necessary for the Construction of the Improvements in Borrower’s judgment, provided that (a) funds may only be moved to or from any particular Budget Line Item once per Budget Line Item without Lender’s prior consent and (b) any individual Budget Line Item shall not be reduced by more than five percent (5%).  Borrower shall not otherwise modify the Construction Budget without first obtaining Lender’s prior written consent thereto

Section 11.2           Budget Line Items.

(a)      The Construction Budget shall include as line items (“Budget Line Items”) all Hard Costs and Soft Costs.  All Loan proceeds disbursed by Lender shall be used only for the Budget Line Items for which such proceeds were disbursed.

(b)      Lender shall not be obligated to disburse any amount for any category of costs set forth as a Budget Line Item which is greater than the amount set forth for such category in the applicable Budget Line Item.  Borrower shall pay as they become due all amounts set forth in the Construction Budget with respect to costs to be paid for by Borrower.  If any Budget Line Item shall be (i) completed without the expenditure of all amounts in the Construction Budget allocated to such Budget Line Item or (ii) with regard to unfinished Budget Line Items, to the extent Borrower can demonstrate to the satisfaction of Lender that savings in the particular Budget Line Item exist that do not result from either the Interest Reserve or the Contingency Reserve and such potential savings do not result in an increase to the Construction Budget, then Borrower may reallocate savings, provided that: (x) Borrower shall have submitted to Lender a revised Construction Budget reflecting the reallocation of Budget Line Items; and (y) no Budget Line Item for Hard Costs shall be reallocated to pay any Budget Line Item for Soft Costs until Borrower has paid all Hard Costs and completed the Improvements.

Section 11.3           Contingency Reserve.

The Construction Budget shall contain a Budget Line Item for additional, unforeseen costs and expenses (the “Contingency Reserve”).  Borrower may from time to time request that Lender permit the reallocation of portions of the Contingency Reserve to pay costs of the Project for which amounts remaining in any Budget Line Item are insufficient.  Borrower agrees that the decision with respect to utilizing portions of the Contingency Reserve in order to keep the Loan “In Balance” shall be made by Lender in its reasonable discretion, and that Lender may require Borrower to make a Deficiency Deposit even if funds remain in the Contingency Reserve.   Notwithstanding the foregoing, Lender hereby agrees that a proportion of the Contingency Reserve equal to the completed percentage of the Project, up to 50% of sums then in the Contingency Reserve (and not utilized, reallocated or used to keep the Loan In Balance), may be reallocated to pay costs of the Project without Lender’s consent, provided that Borrower delivers to Lender a certificate from the Architect confirming the completed percentage of the Project prior to any such reallocation.

Section 11.4           Interest Reserve.

The Construction Budget shall contain a Budget Line Item for payment of interest due in respect of the Loan (the “Interest Reserve”).  Borrower hereby authorizes Lender from time to time, for the mutual convenience of Lender and Borrower, to disburse Loan proceeds to pay all accrued interest on the Note, to the extent then due and payable, regardless of whether Borrower shall have specifically requested disbursement of such amount.  Any such disbursement, if made, shall be added to the outstanding principal balance of the Note and shall, when disbursed, bear interest at the Applicable Rate.  The authorization hereby granted, however, shall not obligate Lender to make disbursements of the Loan for interest payments, unless Borrower requests, and qualifies for, disbursement of the portion of the Construction Budget allocated therefor.

Section 11.5           Tax and Insurance Reserve.

The Construction Budget shall contain Budget Line Items for payment of real estate taxes and Insurance Premiums (the “Tax and Insurance Reserve”).  Borrower hereby authorizes Lender from time to time, for the mutual convenience of Lender and Borrower, to disburse Loan proceeds to pay real estate taxes and Insurance Premiums, to the extent then due and payable, regardless of whether Borrower shall have specifically requested disbursement of such amount.  Any such disbursement, if made, shall be added to the outstanding principal balance of the Note and shall, when disbursed, bear interest at the Applicable Rate.  The authorization hereby granted, however, shall not obligate Lender to make disbursements of the Loan for real estate taxes and Insurance Premiums, unless Borrower requests, and qualifies for, disbursement of the portion of the Construction Budget allocated therefor.

Section 11.6           [Intentionally Deleted].

Section 11.7           [Intentionally Deleted].

Section 11.8           [Intentionally Deleted].

ARTICLE XII
SUFFICIENCY OF LOAN

Section 12.1           Loan In Balance.

Anything contained in this Agreement to the contrary notwithstanding, the Loan shall at all times be “In Balance”, on a Budget Line Item basis and in the aggregate.  A Budget Line Item shall be deemed to be “In Balance” only if Lender, in its reasonable discretion, determines that the amount of such Budget Line Item is sufficient for its intended purpose.  The Loan shall be deemed to be “In Balance” in the aggregate only when the total of the undisbursed portion of the Loan plus the undisbursed balance of Available Contract Deposits, less the Contingency Reserve (such total being the “Available Funds”), equals or exceeds the aggregate of: (i) the costs required to complete the Construction in accordance with the Plans and Specifications and the Construction Budget; (ii) the amounts to be paid as retainages to persons who have supplied labor or materials to the Project; (iii) the amount required to pay interest on the Loan through the Maturity Date; (iv) amounts required to be refunded or otherwise paid to any contract vendee under a Contract of Sale; and (v) all other Hard Costs and Soft Costs not yet paid for in connection with the Project, as such costs and amounts described in clauses (i) through (v) above may be estimated and/or approved in writing by Lender from time to time (such costs and amounts in (i) through (v) being the “Outstanding Loan Costs”).  If, in Lender’s reasonable determination, either any Budget Line Item is insufficient for such purpose or the aggregate amount of the Available Funds is less than Outstanding Loan Costs, then Borrower shall, within fifteen (15) days after written request by Lender, (with simultaneous copies of such written request sent to Guarantors), deposit the deficiency with Lender (a “Deficiency Deposit”).  The Deficiency Deposit shall first be exhausted before any further disbursement of the applicable Loan proceeds shall be made.  Any Deficiency Deposit remaining after a particular Budget Line Item or the Loan, as the case may be, is back “In Balance” shall be returned to Borrower.  Lender shall not be obligated to make any Loan disbursements if and for as long as the Loan is not “In Balance”.    Notwithstanding anything contained herein to the contrary, Lender will forbear from requiring collection of any Deficiency Deposit until the earlier of (a) February 11, 2007 or (b) the date the Public Report is filed and one or more Contract Deposits become Available Contract Deposits.

ARTICLE XIII
CONSTRUCTION PAYOUT REQUIREMENTS

Section 13.1           Documents to be Furnished for Each Disbursement.

As a condition precedent to each disbursement of Loan proceeds (other than the Initial Advance and disbursements for Pre-Development Costs (but excluding Pre-Development Hard

Costs) in accordance with Article IX), Borrower shall furnish or cause to be furnished to Lender the following documents covering such disbursement, in form and substance satisfactory to Lender:

(a)      A Requisition, duly executed by an Authorized Representative;

(b)      An AIA form of cost certification, executed by the General Contractor, as to all Hard Costs included within the request for disbursement;

(c)      An Architect’s Certificate with respect to the Improvements completed included within the request for disbursement;

(d)      Such invoices, contracts or other information as Lender may require to evidence that Borrower has incurred all costs covered by the request for disbursement;

(e)      An executed, acknowledged lien waiver from General Contractor in respect of all Hard Costs covered by the prior disbursement of the Loan;

(f)       Paid receipts or other proof of payment of all Soft Costs covered by the prior disbursement of the Loan;

(g)      An endorsement to the Title Policy though the date of the disbursement, confirming the first priority lien position of the Mortgage, subject only to the Permitted Exceptions;

(h)      Copies of any Change Orders executed since the date of the last disbursement;

(i)       Copies of all Construction Contracts which have been executed since the last disbursement;

(j)       All Permits and all other Governmental Approvals then required in respect of the Construction, all of which must be assigned to Lender (to the extent permitted under applicable law) as security for the Debt;

(k)      Copies of Contracts of Sale which have been executed since the last disbursement, all of which must be assigned to Lender as security for the Debt;

(l)       Evidence that Borrower has made or shall simultaneously make an equity contribution for payment of expenses included in the Construction Budget in an amount of forty percent (40%) of the total construction costs incurred through the date of the requested disbursement up to the aggregate amount of the Equity Requirement; and

(m)     Such other instruments, documents and information as Lender or Title Insurer may reasonably request.

Each disbursement shall be made approximately ten (10) days after Borrower’s satisfaction of the foregoing conditions to the making of such disbursement.

Section 13.2           Retainage.

Disbursement of Loan proceeds for payment to the General Contractor will be consistent with the retainage provisions to be included in the General Contract. The retainage provisions of the General Contract may be written to allow reduction of retainage at fifty percent (50%) completion of the entire work covered by the General Contract so long as at no point during the course of construction is the retainage less than five percent (5%) of the value of the work completed, except in the case of those components of the work which are one hundred percent (100%) complete, in which case retainage related to such fully completed work can be released.

Section 13.3           Disbursements for Stored Materials.

Any requests for disbursements which in whole or in part relate to materials, equipment or furnishings which Borrower owns and which are not incorporated into the Improvements as of the date of the request for disbursement, but are to be temporarily stored at the Project or off-site, shall be made in an aggregate amount not to exceed $5,000,000.00 at any time, unless Lender consents, in its sole discretion, to a greater amount.  Any such request must be accompanied by evidence satisfactory to Lender that (i) such stored materials and the storage facility are included within the coverage of the Policies, (ii) the ownership of such materials is vested in Borrower free of any liens and claims of third parties, (iii) such materials are properly insured and protected against theft or damage, (iv) unless Lender has waived such requirement in writing, Lender’s Consultant has viewed and inspected the stored materials, and (v) in the opinion of Lender’s Consultant, the stored materials are physically secured and can be incorporated into the Project within three hundred sixty (360) days.  Lender may require separate Uniform Commercial Code financing statements to cover any such stored materials.

ARTICLE XIV
FINAL DISBURSEMENT FOR CONSTRUCTION COSTS

Section 14.1           Final Disbursement for Construction Costs.

Lender will advance to Borrower the final disbursement for costs of Construction (including retainages) when the following conditions have been satisfied, provided that all other conditions in this Agreement for disbursements have also been satisfied:

(a)      There shall exist no Default or Event of Default.

(b)      The Improvements have been completed in substantial accordance with the Plans and Specifications, free and clear of Liens, and are ready for occupancy;

(c)      Borrower shall have furnished Lender with copies of all licenses and permits required by Governmental Authorities for the occupancy of the Improvements, including, without limitation, Certificates of Occupancy in respect of all of the Units;

(d)      Borrower shall have furnished Lender with final conditional or unconditional lien waivers, executed and acknowledged by General Contractor, Architect and all Subcontractors;

(e)      Lender shall have received an affidavit, on AIA Form G706 or equivalent, of payment of debts and claims executed by the General Contractor;

(f)       Borrower shall have furnished Lender with a certificate from the Architect stating that (i) the Improvements have been substantially completed in accordance with the Plans and Specifications, and (ii) the Improvements, as so substantially, completed comply with all Laws;

(g)      Lender shall have received a written certification on AIA Form G706A or equivalent from Borrower’s Architect that each final punchlist item for the Improvements has been completed and same have been reviewed and approved by Lender’s Consultant;

(h)      Lender shall have received a certificate from Lender’s Consultant for the sole benefit of Lender that the Improvements have been completed substantially in accordance with the Plans and Specifications;

(i)       Lender shall have received and approved an ALTA Endorsement 100 and such other title insurance endorsements as it may require to the Title Policy insuring that the Improvements have been completed free of mechanics’ liens encumbering all or any portion of the Project;

(j)       At the request of Lender, Borrower will make available to Lender a complete set of red-lined “as built” plans for the Improvements, as completed;

(k)      There shall be no statutory Liens filed of record or notice of intent to file such a Lien delivered to Borrower or Lender for labor or material arising out of the construction of the Improvements; unless, if there are any such Liens, Borrower shall have made arrangements reasonably satisfactory to Lender for the disposition or bonding thereof pursuant to Section 16.1(g);

(l)       At Lender’s request, Lender shall have received the final list of personal property pursuant to Section 16.1(p); and

(m)     Lender shall have received, at Borrower’s expense, a current, certified ALTA “as-built” improvement survey, locating all property lines, building set back lines, easements and the Improvements, parking spaces, and such other matters as shall be required by Lender.

If Borrower fails to comply with and satisfy any of the final disbursement conditions contained in this Section 14.1 on or before the Completion Date, such failure shall constitute an Event of Default hereunder.

Section 14.2           Retainage.

Notwithstanding the provisions of Section 14.1 above, the disbursement of the retainage that has not been released pursuant to Section 13.2 shall be subject to the retention of such sums as Lender’s Consultant shall determine are necessary to assure full completion of punch-list items.  Upon the completion of such punch-list items, Lender shall disburse any remaining retainage to Borrower.

ARTICLE XV
CONDOMINIUM COVENANTS

Section 15.1           Contracts of Sale.

(a)      Borrower shall not enter into any Contracts of Sale, other than Qualifying Contracts of Sale.  Unless Borrower has theretofore obtained Lender’s prior written consent thereto, Borrower may not enter into Contracts of Sale with Guarantor, or Affiliates of Borrower or Guarantor.  Notwithstanding the previous sentence, Lender hereby consents to the sale of Units pursuant to the ER Purchase Agreement and Lender’s consent shall not be required with respect to immaterial amendments to the form Contract of Sale previously approved by Lender for sale of each individual Unit to be sold under the ER Purchase Agreement, to conform to the ER Purchase Agreement, provided that no amendment shall be made to the sale price set forth in the ER Purchase Agreement in effect on the date hereof.  Lender shall not unreasonably withhold such consent, provided that the applicable Contract of Sale (i) satisfies the requirements of the definition of “Qualifying Contract of Sale” contained herein and (ii) is otherwise on an arm’s length, commercially reasonable basis.  All Contracts of Sale entered into by Borrower after the Effective Date shall be covered by the Assignment of Purchase Contracts and, in each case, if required by Lender, by a separate assignment in form and substance similar to the Assignment of Purchase Contracts.  Notwithstanding anything to the contrary in this Agreement, Lender hereby consents to the sale of Units pursuant to the ER Purchase Agreement and any individual purchase agreements entered into pursuant to the ER Purchase Agreement so long as the purchaser under each such individual agreement is Exclusive Resorts or any of its Affiliates.

(b)      All Contract Deposits shall be deposited and held in the Condominium Deposit Account until such time as (i) a purchaser becomes entitled to the refund thereof in accordance with the terms of its Contract of Sale or (ii) the closing occurs under a Contract of Sale, whereupon the Contract Deposit shall be applied on account of the payment required under Section 15.4(h) below.  If (x) a purchaser defaults under a Contract of Sale and (y) the Contract Deposit is paid to Borrower, Borrower shall pay such Contract Deposit to Lender, for application to the Debt in such order of priority as Lender shall elect in its sole discretion.  Notwithstanding the above, Borrower shall first apply the Available Contract Deposits towards funding the Construction pursuant to the Construction Budget, provided that: (i) Borrower has duly complied with all applicable laws pertaining to the use of such Contract Deposits for construction costs and delivers to Lender Borrower’s certification as to such compliance in accordance with Section 10.1(k), (ii) Borrower delivers to Lender documentation that complies with Sections 9.1(b) and (c) of this Agreement, (iii) Borrower has duly complied with Article X of this Agreement, and (iv) no Event of Default has occurred and is continuing.

Section 15.2           Residential Condominium.

(a)      Borrower has submitted the Development Property to the provisions of the Condominium Act and will satisfy all of the requirements thereof and of any other applicable law or restriction necessary to create a valid residential condominium regime in respect of the Residential Property (the “Residential Condominium”), provided that the form and substance of the Condominium Documents including, without limitation, the Residential Condominium Unit designations, descriptions, floor plans, sale prices and proposed form of Contract of Sale for the Residential Condominium Units, as well as the description of common elements and breakdown of common interests appurtenant to each Residential Condominium Unit, shall be subject to the written approval of Lender prior to such submission;

(b)      From and after the creation of the Residential Condominium, Borrower shall observe and perform the following covenants:

(i)            Borrower shall pay all common charges and  other assessments as required by the Condominium Documents in respect of unsold Residential Condominium Units and shall promptly upon demand exhibit to Lender receipts for all such payments;

(ii)           Borrower shall not, without first obtaining Lender’s prior written consent (which consent, except for item (4), shall not be unreasonably withheld): (1) vote for or consent to any modification of, amendment to or relaxation in the enforcement of any provision of the Condominium Documents; (2) in the event of damage to or destruction of the Residential Property, vote in opposition to a motion to repair, restore or rebuild; (3) partition or subdivide any Residential Condominium Unit; or (4) consent to the termination of the Residential Condominium;

(iii)          Borrower shall fully and faithfully observe, keep and perform, in all material respects, each and every requirement, condition, covenant, agreement and provisions under the Condominium Act and the Condominium Documents on the part of Borrower to be observed, kept and performed.  Borrower shall promptly deliver to Lender a copy of any notice of default received by Borrower with respect to any obligation of Borrower under the provisions of the Condominium Documents or the Condominium Act;

(iv)          Borrower shall promptly submit to Lender copies of executed Contracts of Sale, notices of cancellation of Contracts of Sale, and monthly reports in writing specifying the number and type of Residential Condominium Units sold, Residential Condominium Unit designation, purchase price for each Residential Condominium Unit, name and address of the purchasers, number of Residential Condominium Units closed during the preceding month, and any other information relevant to the sales program reasonably requested by Lender from time to time; and

(v)           not rent or lease any Residential Condominium Unit or other portions of the Residential Property, without Lender’s prior written consent.

Section 15.3           Fractional Ownership Units.

(a)      Prior to the Construction Commencement Date, Borrower shall submit the Fractional Ownership Units to the provisions of the Fractional Ownership Act and will satisfy all of the requirements thereof and of any other applicable law or restriction necessary to create a valid fractional ownership regime in respect of the Fractional Ownership Units, provided that the form and substance of the Fractional Ownership Documents including, without limitation, the Fractional Ownership Unit designations, sale prices and proposed form of Contract of Sale for the Fractional Ownership Units, and breakdown of common interests appurtenant to each Fractional Ownership Unit, shall be subject to the written approval of Lender prior to such submission;

(b)      Provided that no Event of Default exists, Lender shall (i) consent to the execution and recording of the Fractional Ownership Declaration, (ii) take such other actions as shall be reasonably necessary to effectively transfer the lien of the Mortgage from the Project to the Fractional Ownership Units created and covered by the Fractional Ownership Declaration, together with their respective proportionate shares of common elements, and (iii) execute and deliver such reasonable instrument as shall be required to subordinate the lien of the Mortgage to the Fractional Ownership Declaration; provided that Borrower satisfies the following conditions:

(i)            Borrower shall have verified that the Fractional Ownership Documents have been approved by any Governmental Authority from whom approval is required, and Borrower shall have furnished Lender with executed counterparts of the Fractional Ownership Documents;

(ii)           Borrower shall deliver to Lender the Fractional Ownership Opinion with respect to the Fractional Ownership;

(iii)          Title Insurer shall have agreed, in writing, to insure that, upon the creation of the Fractional Ownership Units, the Mortgage shall constitute a first priority mortgage lien in respect of each of the condominium units created thereby;

(iv)          Borrower shall deliver to Lender an assignment of Special Declarant’s Rights under the Fractional Ownership Documents in the form approved by Lender; and

(v)           Borrower shall have furnished Lender with the form of Contract of Sale for the Fractional Ownership Units and a summary of any material changes made to executed Contracts of Sale, and a written report specifying the number of Fractional Ownership Units sold, the Fractional Ownership Unit designation, purchase price for each Fractional Ownership Interest and Fractional Ownership Unit, name and address of the purchasers, number of Fractional Ownership Units and Fractional Ownership Interests closed during the preceding reporting period (it being acknowledged that Borrower utilizes a 13-period reporting cycle annually), and any other information relevant to the sales program reasonably requested by Lender from time to time (the “Fractional Sales Report”); and

(c)      Borrower shall record and/or file the Fractional Ownership Documents in the Office.

(d)      From and after the creation of the Fractional Ownership Units, Borrower shall observe and perform the following covenants:

(i)            Borrower shall pay all common charges and  other assessments as required by the Fractional Ownership Documents in respect of unsold Fractional Ownership Units and shall promptly upon demand exhibit to Lender receipts for all such payments;

(ii)           Borrower shall not, without first obtaining Lender’s prior written consent, (1) vote for or consent to any modification of, amendment to or relaxation in the enforcement of any provision of the Fractional Ownership Documents; (2) in the event of damage to or destruction of the Residential Property, vote in opposition to a motion to repair, restore or rebuild; (3) partition or subdivide any Fractional Ownership Unit or Fractional Ownership Interest in intervals less than one-twelfth (1/12th); or (4) consent to the termination of the Fractional Ownership Interests;

(iii)          Borrower shall fully and faithfully observe, keep and perform, in all material respects, each and every requirement, condition, covenant, agreement and provisions under the Fractional Ownership Act and the Fractional Ownership Documents on the part of Borrower to be observed, kept and performed.  Borrower shall promptly deliver to Lender a copy of any notice of default received by Borrower with respect to any obligation of Borrower under the provisions of the Fractional Ownership Documents or the Fractional Ownership Act;

(iv)          Borrower shall promptly submit to Lender a Fractional Sales Report monthly; and

(v)           not rent or lease any Fractional Ownership Unit or other portions of the Residential Property, without Lender’s prior written consent.

Section 15.4           Releases of Units.

Provided no Event of Default has occurred and is then continuing, Lender agrees to release individual Units from the lien of the Mortgage in accordance with and subject to all of the following terms, provisions and conditions applicable to such Unit concurrently with the satisfaction of the following:

(a)      The applicable condominium declaration, and all amendments thereto required by Laws, has been filed in the Office;

(b)      The Unit to be released is a separate tax lot and is not required to be included within the Project, for purposes of any governmental rule or necessary or appropriate to satisfy or facilitate the requirements or terms of any agreement;

(c)      Construction of the Unit to be released shall be complete and a Certificate of Occupancy shall have been issued by the appropriate Governmental Authority for such Unit;

(d)      The Unit and the remaining portion of the Project and the  release of Unit and the conveyance shall be in compliance with all applicable zoning, land use and other governmental rules and regulations of all governmental authorities;

(e)      The condominium association governing the applicable Unit has been properly formed and established;

(f)       The applicable condominium association shall have furnished to Lender at no cost or expense to Lender, the insurance policy or policies which comply in all respects with the requirements set forth in Section 16.2 of this Agreement naming Lender, said condominium association, and purchasers of each Unit, as their respective interests may appear, as the insureds;

(g)      The Unit to be released is being sold pursuant to a Qualifying Contract of Sale or a Contract of Sale entered into pursuant to the ER Purchase Agreement;

(h)      Borrower shall have deposited in the Condominium Release Payment Account, concurrently with the delivery of the release, immediately available funds in an amount equal to the greater of (i) the Net Sale Proceeds in respect of the Unit and (ii)  the amount which is 100% of the Release Price of such Unit, for application to the Debt in such order of priority as Lender shall elect in its sole discretion;

(i)       Borrower shall have furnished Lender with a written request for a partial release, accompanied by (i) a release document prepared by Borrower at Borrower’s expense, in form and content satisfactory to Lender, (ii) a schedule containing a list of those Units previously released by Lender and those Units remaining to be released and (iii) a photocopy of the final signed closing statement with respect to the sale of the applicable Unit;

(j)       Borrower pays all recording charges and out-of-pocket costs and expenses of Lender, including, without limitation, reasonable, out-of-pocket attorneys’ fees, in connection with any release (Lender’s out-of-pocket costs and expenses not to exceed $300.00 per each release that is requested and further provided that Lender will endeavor to cause the Servicer to include such costs and expenses within its Servicing Fees); and

(k)      Releases of Units shall not affect or impair the lien of the Mortgage and Lender’s lien and security interests created by the other Loan Documents as to Units not theretofore released or the remaining portion of the Project, and said liens and security interests shall continue in full force and effect as to the unreleased Units.

Section 15.5           Releases of Facilities.

Provided no Event of Default has occurred and is then continuing, Lender agrees to release a Facility from the lien of the Mortgage in accordance with and subject to all of the following terms, provisions and conditions applicable to such Facility:

(a)      The Facility to be released is a separate tax lot and is not required to be included within the Project, for purposes of any governmental rule or necessary or appropriate to satisfy or facilitate the requirements or terms of any agreement.  Borrower shall have submitted to Lender proof reasonably satisfactory to Lender that following the release of a Facility, the Project shall continue to have available to it all necessary utility and other services for the use, occupancy and operation of the Project and same shall continue to have adequate, unimpeded and unencumbered access for pedestrian and vehicular ingress and egress onto adjacent public roads, including, without limitation, any necessary cross-easements for access, parking, and utilities;

(b)      Construction of the Facility to be released shall be substantially complete;

(c)      Each Facility and the remaining portion of the Project and the  release of Facility and the conveyance shall be in compliance with all applicable zoning, land use and other governmental rules and regulations of all governmental authorities;

(d)      The Facility to be released is being sold pursuant to the ML&P Agreements;

(e)      Borrower shall have deposited to an account designated by Lender, prior to the delivery of the release, immediately available funds in an amount equal to the greater of (i) the Net Sale Proceeds in respect of the Facility and (ii)  the amount which is 100% of the Release Price of such Facility, for application to the Debt in such order of priority as Lender shall elect in its sole discretion;

(f)       Borrower shall have furnished Lender with a written request for a partial release, accompanied by (i) a release document prepared by Borrower at Borrower’s expense, in form and content reasonably satisfactory to Lender, (ii) a schedule containing a list of those Facilities previously released by Lender and those Facilities remaining to be released and (iii) a photocopy of the final signed closing statement with respect to the sale of the applicable Facility;

(g)      Borrower pays all reasonable out-of-pocket costs and expenses of Lender, including, without limitation, reasonable, out-of-pocket attorneys’ fees, in connection with any release; and

(h)      The Release of the Facility shall not affect or impair the lien of the Mortgage and Lender’s lien and security interests created by the other Loan Documents as to Units and Facilities not theretofore released or the remaining portion of the Project, and said liens and security interests shall continue in full force and effect as to the unreleased Units and Facilities.

(i)       Borrower and ML&P shall have executed a “Facilities Operations and Standards Agreement” (pursuant to Section 8.3(a)(5) of the Spa Agreement) reasonably acceptable to Lender and shall have delivered a true and correct copy of same to Lender.

Section 15.6           Breakage Costs.

Borrower may, in its written request for a partial release of the lien of the Mortgage, request that Lender apply all or any portion of a Release Price to the Debt in such a manner as to avoid the imposition of Breakage Costs on Borrower.  In such event, (i) Lender shall apply Release Prices to the Debt as Interest Periods expire, in such a manner as to avoid the imposition of Breakage Costs and (ii) interest shall accrue on such amounts at the Adjusted LIBOR Rate until such time as amounts are applied to the Debt as aforesaid.

Section 15.7           Indemnification.

Borrower hereby agrees to indemnify, defend, and hold Lender harmless against and from (a) any and all liability, loss, damage and expense (including, without limitation, reasonable attorneys’ fees) which it may incur or which may be asserted under or in connection with this Agreement or the Condominium Documents, except to the extent due to Lender’s gross negligence or willful misconduct, and (b) any and all claims and demands whatsoever which may be incurred by or asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants and conditions contained therein, except to the extent due to Lender’s gross negligence or willful misconduct.  The foregoing indemnification shall survive the payment of the Debt.

Section 15.8           Expenses.

Borrower shall pay promptly upon demand all expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Lender in connection with (i) its review of, and consent to, any of the Condominium Documents, (ii) its subordination of  the lien of the Mortgage to any of the Condominium Documents, (iii) the delivery of partial releases and (iv) any other matter contemplated by this Article XV.

ARTICLE XVI
COVENANTS

Section 16.1           Certain Covenants.

(a)      Zoning/Entitlements.  Borrower represents, warrants and covenants to Lender that (1) the Project is duly and  validly zoned for all of its intended uses, (2) except as specifically set forth on Exhibit B attached hereto and made a part hereof (the “Outstanding Entitlements”), all necessary permits, certificates, licenses, approvals, authorizations, variances and other land use, zoning and subdivision entitlements in order to complete the Project (the “Issued Entitlements”, together with the Outstanding Entitlements, sometimes collectively referred to herein as the “Entitlements”) exist as of the Effective Date, are in full force and effect, and are not subject to revocation, suspension, forfeiture or modification; (3) Borrower is in full compliance with all requirements of the Issued Entitlements and is entitled to all rights and privileges thereunder; (4) Borrower shall obtain all Outstanding Entitlements within the specified time periods set forth in Exhibit B and shall deliver to Lender true and complete copies of all Outstanding Entitlements within five (5) Business Days following the issuance of any such Outstanding Entitlements; (5) Borrower shall at all times, maintain the Entitlements in full force and effect throughout the entire term of the Loan; (6) Borrower shall not agree to any modification or to any termination of the Entitlements without the express prior written consent of Lender, which consent shall be deemed given by Lender if Lender fails to object within ten (10) Business Days of a written request by Borrower for such consent and receipt by Lender of all information reasonably necessary for Lender to make an informed decision; and (7) Borrower has delivered to Lender true and complete copies, including all filed or executed amendments thereto, of the Issued Entitlements.  Borrower hereby assigns to Lender as additional security for the payment in full of the Debt and the observance and performance by Borrower of the terms, covenants and provisions of the Loan Documents all right, title and interest which Borrower may have or may hereafter acquire in and to the Entitlements.

(b)      Governmental Approvals.  Borrower shall maintain the Governmental Approvals in connection with the Plans and Specifications and for the Project in full force and effect throughout the terms of the Loan and to the extent such Governmental Approvals have not been issued or obtained, Borrower shall (i) take all steps necessary to have such Governmental Approvals issued by or obtained from the appropriate Governmental Authorities within time periods consistent with a construction project of this nature and satisfactory to Lender in the exercise of Lender’s reasonable discretion, and (ii) deliver copies of such Governmental Approvals to Lender and maintain such Governmental Approvals in full force and effect throughout the entire term of the Loan.

(c)      Plans and Specifications.  Borrower has submitted a true and complete copy of the Existing Plans and Specifications to Lender and Lender has approved the Plans and Specifications.   A description of the Plans and Specifications approved by Lender is attached here to as Exhibit E.  Lender shall, without additional cost or expense, have the use of the Plans and Specifications upon the occurrence beyond any applicable notice and cure period of an Event of Default under the Loan Documents.  Upon notice to Borrower, Lender, Lender’s Consultant and their respective agents and employees, shall have the right of entry and access to the entire Project in connection with their review of the Plans and Specifications or any other aspect of the Project.

(d)      Construction of the Improvements.  Borrower shall commence Construction on or before the Construction Commencement Date.  Borrower shall be deemed to have commenced Construction upon Borrower’s commencement of the excavation of the foundation of the Improvements and the performance of continuous and substantial site development work.  Borrower shall perform the Construction in a good and workmanlike manner with materials of high quality and in substantial accordance with the Plans and Specifications.  Borrower shall prosecute the Construction with due diligence and continuity in accordance with the Construction Schedule and shall substantially complete the Construction before the Completion Date.  All work performed in connection with the Property shall comply with all Laws and all Governmental Approvals.

(e)      Change Orders.  No changes will be made in the Plans and Specifications without the prior written approval of Lender, which shall not be unreasonably withheld after Lender’s initial approval of the final Plans and Specifications; provided, however, that Borrower may make changes to the Plans and Specifications without Lender’s consent if (i) Borrower notifies Lender in writing of such change within five (5) Business Days thereafter;

(ii) Borrower obtains the approval of all parties whose approval is required, including sureties and Governmental Authorities; (iii) the structural integrity of the Improvements is not impaired; (iv) no material change in architectural appearance is effected; (v) the performance of the mechanical, electrical, and life safety systems of the Improvements is not adversely affected; and (vi) the cost of or reduction resulting from such change (x) does not exceed $250,000.00 and (y) when added to all other changes which have not been approved by Lender in writing, the resulting aggregate cost or reduction does not exceed $5,000,000.00.  Changes in the scope of Construction or to any Construction Contract shall be documented with a Change Order on the AIA Form G701.

(f)       Inspections.  Borrower will cooperate with Lender in arranging for inspections by Lender and/or Lender’s Consultant of the progress of the Construction from time to time including an examination of (i) the Improvements, (ii) all materials to be used in the Construction, (iii) all plans and shop drawings which are or may be kept at the Construction site, (iv) any contracts, bills of sale, statements, receipts or vouchers in connection with the Improvements, (v) all work done, labor performed or materials furnished in and about the Improvements, (vi) all books, contracts and records with respect to the Improvements and (vii) any other documents relating to the Improvements or the Construction. Borrower shall cooperate with Lender’s Consultant to enable it to perform its functions.  Borrower shall, upon Lender or Lender’s Consultant’s request, correct any defect in the Construction or any failure of the Construction to comply with the Plans and Specifications.

(g)      Liens.  Borrower will not suffer or permit any construction lien claims to be filed or otherwise asserted against the Project or any funds due to the General Contractor, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrower may contest in good faith and with reasonable diligence the validity of any such lien or claim, provided that Borrower posts a statutory lien bond which removes such lien from title to the Project within thirty (30) days after Borrower’s receipt of written notice thereof.  Lender will not be required to make any further disbursements of the proceeds of the Loan until any construction lien claims have been removed (by payment or by posting a bond) and Lender may, at its option, restrict disbursements to reserve sufficient sums to pay 150% of the lien.  If Borrower shall fail timely to (i) discharge any such lien or (ii) post a statutory lien bond, Lender may, at its election (but shall not be required to), procure the release and discharge of such lien and any judgment or decree thereon and, further, may in its sole discretion, settle or compromise the same, or may furnish such security or indemnity as Title Insurer shall require to insure Lender against the enforcement thereof, and any amounts so expended by Lender shall be added to the Debt.  In settling, compromising or discharging any claims for lien, Lender shall not be required to inquire into the validity or amount of any such claim.

(h)      Construction Contracts.  Borrower shall promptly comply in all material respects with all provisions of the Construction Contracts which require approval or action by Borrower in a timely manner to insure completion of the Improvements within the Construction Schedule and in all events by the Completion Date.  Borrower shall not materially modify or terminate the General Contract or any of the Major Contracts without the prior written approval of Lender, which approval shall not be unreasonably withheld.

Promptly following its execution or modification thereof, Borrower shall furnish Lender with a copy of each Construction Contract or modification thereof.  Promptly following its receipt thereof, Borrower shall furnish Lender with a copy of any material notice received or delivered by Borrower in respect of the Construction Contracts, including, without limitation, any notice of default.

(i)       Subsequent Development Matters.  Borrower shall not, subsequent to the Effective Date, enter into easements, covenants or agreements regarding or affecting title to the Land or the Project or the zoning, subdivision or land use classification of the Land without the prior written consent of Lender, which consent shall not be unreasonably withheld with respect to easements, covenants and agreements reasonably required to effect the development of the Project for the uses intended by this Agreement.

(j)       Certificate of Occupancy.  Borrower shall obtain a Certificate of Occupancy for all of the Units by no later than the third (3rd) anniversary of the Effective Date.

(k)      [Intentionally Deleted].

(l)       Payment of Taxes.  Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Project before the same become delinquent, provided, however, that Borrower may pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (ii) Borrower has notified Lender of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security for the payment of contested taxes in form and amount satisfactory to Lender.  If Borrower fails to commence such contest or, having commenced to contest the same, thereafter fails to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended in excess of any security posted by Borrower shall be added to the Debt.  Borrower shall furnish Lender with evidence that taxes are paid at least ten (10) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.  Notwithstanding the foregoing, Lender shall not assert a default for failure to pay real estate taxes, provided that (x) there exists no Event of Default and (y) adequate funds for the payment of real estate taxes exist in the Tax Escrow Fund.

(m)     Tax and Insurance Escrow Fund.  From and after substantial completion of the Improvements, in the event the unadvanced portion of the Loan is insufficient for payment of real estate taxes and Insurance Premiums, then upon request by Lender Borrower shall pay to Lender on each Payment Date (i) one-twelfth (1/12) of an amount which would be sufficient to pay the real estate taxes payable, or estimated by Lender to be payable, during the ensuing twelve (12) months (the “Tax Escrow Fund”) and (ii) one-twelfth (1/12) of the Insurance Premiums payable, or estimated by Lender to be payable, during the ensuring twelve months (the “Insurance Escrow Fund”, and, together with the Tax Escrow Fund, the “Tax and Insurance Escrow Fund”).  Notwithstanding the foregoing, Lender shall advance such amounts from the undisbursed balance of the Tax and Insurance Reserve in accordance with the provisions of Section 11.5 hereof, provided that (i) no Event of Default exists, (ii) no dispute exists in respect of amounts to be disbursed for the payment of real estate taxes or Insurance Premiums and (iii) the line items in respect of real estate taxes and Insurance Premiums set forth in the Construction Budget are in balance.  The Tax and Insurance Escrow Fund, the Servicing Fees and the monthly installments of principal and interest payable under the Note shall be added together and shall be paid as an aggregate sum by Borrower to Lender.  Borrower hereby pledges to Lender any and all monies now or hereafter deposited in the Tax and Insurance Escrow Fund as additional security for the payment of the Debt.  Lender will apply (i) the Insurance Escrow Fund to insurance premiums required to be paid by Borrower pursuant to Section 16.2 hereof and (ii) the Tax Escrow Fund to real estate taxes required to be paid by Borrower under Section 16.1(l) hereof.  If at any time the Tax and Insurance Escrow Fund is not sufficient to pay real estate taxes or insurance premiums, Borrower shall  pay to Lender, within ten (10) days after written demand, Lender’s estimate of the amount required to remedy the deficiency.  Upon the occurrence of an Event of Default, Lender may apply any sums then comprising the Tax and Insurance Escrow Fund to the payment of the Debt in such order of priority as Lender elects in its sole discretion.  Until expended or applied as above provided, any amounts in the Tax and Insurance Escrow Fund shall constitute additional security for the Debt.  To the extent permitted by applicable law, the Tax and Insurance Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Lender.  No earnings or interest on the Tax and Insurance Escrow Fund shall be payable to Borrower.

(n)      [Intentionally Deleted].

(o)      Management Agreements.  Borrower shall not retain any property manager or enter into any management agreement with respect to the management or operation on any portion of the Project without the Lender’s prior written consent.

(p)      Personal Property.  Except as hereinafter provided, Borrower shall keep all Personal Property incorporated in the Project free of all liens, encumbrances and security interests, other than the liens, encumbrances and security interests in favor of Lender created by the Loan Documents.  Prior to completion of the Improvements, Borrower shall provide to Lender, when requested but no more frequently than quarterly, an inventory of the Personal Property and shall execute such financing statements as may be reasonably required by Lender to perfect Lender’s security interest on the same.  No Personal Property shall be purchased or installed in the Improvements by Borrower under any security agreement, conditional sales contract or other agreement wherein the seller reserves a security interest in, or the right to remove or to repossess, such items or to consider them personal property after their incorporation into the Improvements, except for capital leases approved by Lender.

(q)      Leases.  Without the prior written consent of Lender, which consent shall be deemed given by Lender if Lender fails to object within ten (10) Business Days of a written request by Borrower for such consent and receipt by Lender of all information reasonably necessary for Lender to make an informed decision, Borrower shall not (i) enter into any lease of all or any portion of the Project, (ii) materially modify any lease of any portion of the Project or (iii) accept any rental payment in advance of one month of its due date.  Borrower shall provide Lender with a copy of the fully executed original of all leases promptly following their execution.  Borrower shall deposit all security deposits under leases in a segregated account with a financial institution reasonably acceptable to Lender.  At Lender’s request, Borrower shall cause tenants to execute subordination, non-disturbance and attornment agreements reasonably satisfactory to Lender.  Lender reserves the right to subordinate the lien of the Mortgage to any lease.

(r)       Certain Agreements.  Without the prior written consent of Lender, Borrower shall not modify or terminate (i) any of the ML&P Agreements, (ii) any of the Marketing Agreements, (iii) the Ground Lease, (iv) the ER Purchase Agreement, (v) the Ritz-Carlton Consent Agreement, (vi) the ML&P Consent Agreement, (vii) any of the Development Documents, or (viii) the Condominium Documents.  Borrower shall timely observe and perform all of its obligations under the foregoing agreements.  Promptly after receipt thereof, Borrower shall furnish Lender with a copy of any material notice received or delivered by Borrower under any of the foregoing agreements, including, without limitation, any notice of default.  The execution of a Contract of Sale for an individual Unit to be purchased by Exclusive Resorts under the ER Purchase Agreement shall not be deemed such a modification or termination as contemplated under this Section 16.1(r); provided that the purchase price for such Unit is the same as set forth in the ER Purchase Agreement. Notwithstanding anything to the contrary in this Agreement, Lender acknowledges that (x) the Borrower and Exclusive Resorts have the right to modify the ER Purchase Agreement and individual purchase agreements entered into pursuant thereto prior to the initial execution of the individual purchase agreements without Lender consent provided that such changes are not inconsistent with the First Amendment to the ER Purchase Agreement between the parties dated June __, 2006, that the purchase prices identified therein are not modified and further provided that this section shall not be deemed to waive Lender’s consent rights to any amendment negotiated after the individual agreements are signed, and (y) Borrower may make modifications or amendments to the aforementioned agreements without Lender consent provided that such amendments or modifications will solely affect portions of the Property that are to be released by Lender pursuant to this Agreement from and after the effective date of such release.

(s)      Appraisals.  Lender may obtain a new or updated Appraisal of the Project from time to time.  Borrower shall cooperate with Lender in this regard.  Notwithstanding the foregoing, Lender shall not obtain a new or updated Appraisal more than once in any twelve (12) month period, unless either (i) an Event of Default exists or (ii) such Appraisal is then required under the terms of this Agreement.  Borrower shall reimburse Lender upon demand for the cost of any Appraisal obtained by Lender in accordance with the terms of this Section 16.1(s).

(t)       Furnishing Information.  Borrower shall deliver or cause to be delivered to Lender, (1) within one hundred twenty (120) days after the end of each calendar year, with respect to Borrower and Guarantor, an annual financial statement, in a form satisfactory to Lender, audited by an independent, certified public accountant (or with respect to Exclusive Resorts and Exclusive Resorts Development Company, LLC only, certified by an authorized officer of Exclusive Resorts and Exclusive Resorts Development Company, LLC); (2) within sixty (60) days after the end of each calendar quarter, with respect to Borrower, a quarterly financial statement, in a form satisfactory to Lender; (3) within thirty (30) days after the end of each reporting period of Borrower (it being understood that Borrower has a 13 period reporting cycle annually), with respect to Borrower, a monthly financial statement, in a form satisfactory to Lender.  Within ten (10) days after request by Lender, Borrower shall deliver to Lender the most recently filed annual Federal Income Tax Returns with respect to Borrower and Guarantor.  Borrower and Guarantor shall provide such additional financial information as Lender reasonably requires.  Upon reasonable advance notice from Lender, Borrower shall permit Lender or its representatives to review all of Borrower’s books and records regarding the development and operation of the Project.

(u)      Lost Note.  Upon Lender’s delivery to Borrower of an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions.

(v)      Indemnification.  Borrower shall indemnify Lender and any party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including reasonable attorneys’ fees and expenses and court costs) of any and every kind to any persons or property by reason of (i) the Construction; (ii) the operation or maintenance of the Project; (iii) any breach of representation or warranty, default or Event of Default; or (iv) any other matter arising in connection with the Loan or the Project.  No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.  The foregoing indemnification shall survive repayment of the Debt.

(w)     Compliance With Laws.  Borrower shall comply with all Laws applicable to the Project.

(x)      Furnishing Reports.  Upon Lender’s request, Borrower shall provide Lender with copies of all inspections, reports, test results and other information received by Borrower which in any way relate to the Project or any part thereof.

(y)      Furnishing Notices.  Borrower shall provide Lender with copies of all material notices pertaining to the Project received by Borrower from any purchaser under any Contract of Sale, Governmental Authority, insurance company or tenant within seven (7) days after such notice is received.

(z)      Correction of Defects.  Within five (5) days after Borrower acquires knowledge of or receives notice of a defect in the Improvements or any departure from the Plans and Specifications, or any other requirement of this Agreement, Borrower will proceed with diligence to correct all such defects and departures.

(aa)    Hold Disbursements in Trust.  Borrower shall receive and hold in trust for the sole benefit of Lender (and not for the benefit of any other person, including, but not limited to, contractors or any subcontractors) all advances made hereunder directly to Borrower, for the purpose of paying costs of the Construction in accordance with the Construction Budget.  Borrower shall use the proceeds of the Loan solely for the payment of costs specified in the Construction Budget.  Borrower will pay all other costs, expenses and fees relating to the acquisition, equipping, use and operation of the Project.

(bb)   Alterations.  Without the prior written consent of Lender, Borrower shall not make any material alterations to the Project (other than completion of the Construction in accordance with the Plans and Specifications).

(cc)    Cash Distributions.  Borrower shall not make any distributions to partners, members or shareholders of Borrower.

(dd)   Affiliate Contracts.  Borrower shall not enter into any contracts or agreements after the date hereof with any Guarantor, Member, MII, or MLP/MII Affiliate or any Affiliate of any of the foregoing without Lender’s prior written consent.

Section 16.2           Insurance.

(a)      Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Project as follows:

(i)            comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) permitting no deductible in excess of $50,000.00; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Project shall at any time constitute legal non-conforming structures or uses.  In addition, Borrower shall obtain:  (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Loan or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Project is located in an area with a high degree of seismic activity.

(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Project, such insurance (A) to be on the so-called “occurrence” form with a combined limit, of not less than $2,000,000.00, (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Loan Agreement;

(iii)          intentionally omitted;

(iv)          the insurance provided for in subsection (i) above written in a so called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including all building material stored at the designated site (including on-site and off-site storage at specific locations), (4) including all Soft Costs, (5) including permission to occupy the Improvements and (5) with an agreed amount endorsement waiving coinsurance provisions.

(v)           workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 per accident and per disease in the aggregate in respect of any work or operations on or about the Project, or in connection with the Project or its operation (if applicable);

(vi)          comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)         umbrella liability insurance in an amount not less than $100,000,000.00, with the primary $1,000,000.00 on an occurrence basis and the excess $100,000,000.00 on an aggregate basis, on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii)        motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of $101,000,000.00;

(ix)           insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with the insurance required under subsections (i), (ii), (iii), (iv), (vi) and (vii) above (subject to a deductible that is satisfactory to the Lender) at all times during the term of the Loan; and

(x)            marina operations insurance, at such time as operations at any marina shall commence, including: (A) liability insurance arising from loss or damage to private pleasure craft and small commercial watercraft; and (B) bodily injury and property damage liability;

(xi)           all-risk marine cargo insurance on an annual basis covering cargo worldwide in the event of physical loss or damage from external causes in the amount of not less than 110% of the C.I.F. value, such insurance to include: (A) while cargo is in the normal course of transit from the point of origin; (B) marine business interruption insurance; (C) processing of cargo in foreign countries; (D) on-site and off-site storage at specific locations; and (E) exhibition coverage;

(xii)          upon thirty (30) days’ written notice from Lender, such other reasonable insurance, in such reasonable amounts, as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Project located in or around Kapalua, Hawaii.

(b)      All insurance provided for in Section 16.2(a) hereof shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better by S&P or “A2” or better by Moody’s.  The Policies described in Section 16.2(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the renewal of the Policies, accompanied by evidence satisfactory to Lender of payment of the premiums thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)      Any blanket insurance Policy shall specifically allocate to the Project the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Project in compliance with the provisions of Section 16.2(a) hereof.

(d)      All Policies of insurance provided for by Section 16.2(a) hereof, except for the Policy referred to in Section 16.2(a)(v) hereof, shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause (or its equivalent) in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)      All Policies of insurance provided for in Section 16.2(a) hereof shall contain clauses or endorsements to the effect that:

(i)            no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant of the Project, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)           the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an additional insured;

(iii)          the issuers thereof shall give written notice to Lender if the Policy has not been renewed fifteen (15) days prior to its expiration; and

(iv)          Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)       If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Project, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate.  All Insurance Premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)      The Borrower may obtain the insurance required hereunder from any insurance company of the Borrower’s choice that is acceptable to the Lender, which acceptance shall not be unreasonably withheld.  The Lender’s nonacceptance of an insurer shall not be deemed unreasonable if it is based upon reasonable standards, uniformly applied, relating to the extent of coverage required and the financial soundness and services of the insurer.  Such standards shall not discriminate against any particular insurer nor shall such standards call for rejection of an insurance contract because the contract contains coverage in addition to that required under this Agreement.

Section 16.3           Special Purpose Covenants.

(a)      The purpose for which Borrower is organized is and shall be limited solely to (i) owning, developing, holding, constructing, selling, leasing, transferring, exchanging, operating and managing the Project, (ii) entering into this Agreement and the other Loan Documents and (iii) transacting any business that is incident, necessary and appropriate to accomplish the foregoing.

(b)      Except for the hotel previously operated on the Development Land, Borrower has not owned, does not own and will not own any asset or property other than (i) the Project and (ii) incidental personal property necessary for and used or to be used in connection with the ownership or operation of the Project.

(c)      Borrower has not engaged in and will not engage in any business other than the ownership, construction, development, management and operation of the Project.

(d)      Borrower has not entered and will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower, any Guarantor of the obligations of Borrower or any Affiliate of any constituent party, owner or guarantor (collectively, the “Related Parties”), except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties not so affiliated with Borrower or such Related Parties and at all times subject to the prior written consent of Lender.  The ML&P Agreements, Marketing Agreements and ER Purchase Agreements are hereby approved by Lender.

(e)      Except for the Loan, Borrower shall neither incur nor guarantee any indebtedness (whether personal or non-recourse, secured or unsecured) other than customary trade payables contemplated by the Construction Budget, aged not in excess of sixty (60) days, and unsecured loans from members of Borrower that are subordinate to the Loan.

(f)       Borrower has not made and will not make any loans or advances to any Person and shall not acquire obligations or securities of any Related Party.

(g)      Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

(h)      Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any Related Party to, amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such Related Party without the prior written consent of Lender.

(i)       Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of any other Person and Borrower’s assets will not be listed as assets on the financial statement of any other Person.  Borrower has filed and will file its own tax returns and will not file a consolidated federal income tax return with any other Person.  Borrower shall maintain its books, records, resolutions and agreements as official records.

(j)       Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks.

(k)      Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l)       Neither Borrower nor any Related Party will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part of Borrower, or the sale of material assets of Borrower.

(m)     Borrower has not commingled and will not commingle its assets with those of any other Person and will hold all of its assets in its own name;

(n)      Borrower has not guaranteed and will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out as being responsible for the debts or obligations of any other Person.

(o)      If Borrower is a limited partnership or a limited liability company, at least one (1) general partner or member, or if Borrower is a general partnership at least one (1) general partner (each, an “SPC Party”) shall be a corporation or limited liability company whose sole asset is its interest in Borrower.  Each SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 16.3 as if such representation, warranty or covenant was made directly by such SPC Party.  Upon the withdrawal or the disassociation of the SPC Party from Borrower, Borrower shall immediately appoint a new member whose organizational documents are substantially similar to those of the SPC Party and deliver a new Non-Consolidation Opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.

(p)      Borrower shall at all times cause there to be at least one (1) duly appointed member or manager (“Independent Director”) of Borrower (if Borrower is a corporation or a single member Delaware limited liability company) and, upon Lender’s request in connection with a Securitization pursuant to Article XXV hereof, one (1) Independent Director of each SPC Party (if Borrower is a limited partnership or a limited liability company) reasonably satisfactory to Lender who is not at the time of initial appointment, has not been at any time during the preceding five (5) years and shall not be while serving as an Independent Director: (i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower or such SPC Party or any Affiliate of either of them; (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or such SPC Party or any Affiliate of either of them; (iii) a Person controlling or under common control with any such stockholder, partner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person.

(q)      Borrower shall not cause or permit the SPC Party or its members and/or managers to take any action which, under the terms of any of its organizational documents requires the vote of any SPC Party of Borrower unless at the time of such action there shall be at least one (1) member of the board of directors who is an Independent Director.

(r)       Borrower shall allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party.

(s)      Borrower shall not pledge its assets for the benefit of any other Person other than with respect to the Loan.

(t)       Borrower shall maintain a sufficient number of employees in light of its contemplated business operations and pay the salaries of its own employees from its own funds.

(u)      Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Non-Consolidation Opinion shall be true and correct in all respects.

ARTICLE XVII
CASUALTY AND CONDEMNATION

Section 17.1           Lender’s Election to Apply Proceeds to the Debt.

(a)      Subject to the provisions of Section 17.1(b) below, Lender may elect to apply to the Debt, in such order of priority as Lender elects in its sole discretion, all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”), after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges.  Any Proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Lender to Borrower.

(b)      Notwithstanding anything in Section 17.1(a) to the contrary, in the event of any casualty to the Improvements or any condemnation of part of the Project, Lender agrees to make the Proceeds available for restoration of the Improvements if (i) no Event of Default exists that will not be cured upon Borrower’s commencement of restoration, (ii) all Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements (together with undisbursed proceeds of the Loan, if any, allocated for the cost of the Construction and any sums or other security acceptable to Lender deposited with Lender by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) in Lender’s reasonable determination, the Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, (v) Guarantor reaffirms the Completion Guaranty in writing, (vi) in Lender’s reasonable determination, such restoration is likely to be completed no later than the Maturity Date, (vii) in Lender’s reasonable judgment, any operating deficits, including all payments of interest and principal due hereunder, that shall be incurred by reason of the casualty or condemnation shall be covered by the Proceeds, the insurance coverage referred to in Section 16.2(a)(iii) above, and other funds of Borrower or Loan proceeds that are available to be disbursed for construction costs in accordance with the Construction Budget, and (viii) in Lender’s reasonable judgment, following the restoration of the Project, the Loan to Value Ratio shall not exceed 60%.

Section 17.2           Borrower’s Obligation to Rebuild.

(a)      If Lender does not elect (or does not have the right) to apply the Proceeds to the Debt, as provided in Section 17.1 above, Borrower shall:

(i)            Proceed with diligence to make settlement with insurers or Governmental Authorities and cause the Proceeds to be deposited with Lender;

(ii)           In the event of any delay in making settlement with insurers or Governmental Authorities or effecting collection of the Proceeds, deposit with Lender such amount as Lender reasonably deems appropriate to insure the timely completion of Construction as aforesaid;

(iii)          If the Proceeds and the undisbursed balance of the Loan are insufficient to maintain the Loan In Balance, promptly deposit with Lender any amount necessary to place the Loan In Balance; and

(iv)          Promptly proceed with the resumption of Construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

(b)      Any request by Borrower for a disbursement by Lender of Proceeds and funds deposited by Borrower shall be treated by Lender as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan.

(c)      Notwithstanding the foregoing, the Borrower may, at Borrower’s option, elect to prepay the Loan without any penalty after a Casualty or Condemnation in lieu of restoring the Property.

ARTICLE XVIII
TRANSFERS

Section 18.1           Prohibition of Assignments and Transfers by Borrower.

(a)      Borrower shall not assign its rights under this Agreement and any purported assignment shall be void.  Except as provided in Section 18.1(b) below or in connection with a Permitted Transfer, without the prior written consent of Lender (which consent may be withheld by Lender in its sole discretion), Borrower shall not suffer or permit (a) any change in the management (whether direct or indirect) of the Project or of Borrower or (b) any Transfer. Lender’s consent if given in connection with any transfer request shall not be deemed to be a waiver of Lender’s right to require such consent in the future.  Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Project made in contravention of this Agreement shall be null and void and of no force or effect.

(b)      In connection with any corporate equity or debt financing made by an Institutional Lender for the benefit of any of Maui Land & Pineapple Company, Inc., Exclusive Resorts and Marriot International, Inc. (each, a “Principal”), Principal shall have the right to pledge its respective limited liability company interests in MLP KB Partner LLC, a Hawaii limited liability company, ER Kapalua Investors Fund, LLC, a Delaware limited liability company, and MH Kapalua Venture, LLC, a Delaware limited liability company, as security for such financing; provided, however, that in each such instance, (A) there shall then exist no Default or Event of Default under this Agreement or any of the other Loan Documents; (B) the lender, and any subsequent holder of the note under such loan, must be an Institutional Lender; (C) Principal shall provide Lender with (i) no less than thirty (30) days’ prior written notice of such financing, (ii) copies of all such financing documents and instruments, and (iii) a “non-consolidation opinion” reasonably satisfactory to Lender.

(c)      Borrower covenants and agrees that, as a condition to any Permitted Transfer, (A) there shall then exist no Default or Event of Default under this Agreement or any of the other Loan Documents; (B) Borrower shall provide Lender with thirty (30) days’ prior written notice of such Permitted Transfer; (C) Borrower shall provide Lender all documents and statements as may be reasonably requested by Lender in connection with such Permitted Transfer and evidence confirming that such transaction complies with the requirements of a Permitted Transfer, and (D) Borrower shall provide updated opinions, including non-consolidation opinions, in form and substance and delivered by counsel reasonably acceptable to Lender and each Rating Agency if a Securitization has occurred, as may be reasonably required by Lender and/or the Rating Agency.  Borrower’s failure to comply with the terms of this Section shall constitute an “Event of Default” hereunder.

Section 18.2           Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 18.1 above, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, mortgage, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA.  Borrower agrees to indemnify and hold Lender free and harmless from and against all losses, costs (including attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions.  The foregoing indemnification shall be a recourse obligation of Borrower and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

Section 18.3           Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article XVIII, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE XIX
SERVICER

Section 19.1           Servicer.

At the option of Lender, the Loan may be serviced by a servicer or trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  Borrower shall not be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement.  Thereafter, Borrower shall reimburse Lender for the monthly servicing fees payable under the Servicing Agreement (“Servicing Fees”).  Servicing Fees, along with the Tax and Insurance Escrow Fund, shall be added together with monthly installments of principal and interest payable under the Note and paid as an aggregate sum by Borrower to Lender on each Payment Date.  Borrower shall further reimburse Lender upon demand for reasonable out-of-pocket costs and expenses incurred by Servicer in (i) reviewing Borrower’s requisitions for advances of the Loan, (ii) reviewing proposed Leases and subordination, non-disturbance and attornment agreements, (iii) conducting inspections of the Project, (iv) applying the provisions of this Agreement to any casualty or condemnation proceeding affecting the Project, (v) responding to any Default or Event of Default or (vi) otherwise incurred in connection with this Agreement, including, without limitation, in connection with the administration of the Loan.

Section 19.2           Servicer Fees.

Borrower shall pay, monthly, all fees to the Servicer in respect of servicing the Loan in the amount of twelve and three tenths (12.3) basis points per annum on the then outstanding Loan amount.  Such fees shall be added to the Monthly Interest Payment (as defined in the Note) due on the Loan.  In addition, Borrower shall pay all of Servicer’s out-of-pocket costs and expenses (including, without limitation, legal fees) incurred in connection with its review of any construction advances or draws, change orders, construction progress reports, leases, subordination and non-disturbance agreements, property and construction inspections, casualty or condemnation matters or loan defaults

ARTICLE XX
EVENTS OF DEFAULT

Section 20.1           Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)      Failure of Borrower: (i) to make any principal or interest payment when due, (ii) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money within ten (10) days after notice, or (iii) for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice; and provided further that if a different notice or grace period is specified under any other subsection of this Section 20.1 with respect to a particular breach, or if another subsection of this Section 20.1 applies to a particular breach and does not expressly provide for a notice or grace period, the specific provision shall control;

(b)      The disapproval by Lender or Lender’s Consultant at any time of any construction work due to such work being defective or deviating from the approved Plans and Specifications, and failure of Borrower to cause the same to be corrected to the reasonable satisfaction of Lender within the cure period provided in Section 20.1(a)(ii) above;

(c)      A delay or discontinuance in the Construction for a period of fifteen (15) days for reasons within the control of Borrower, or up to seventy-five (75) days if occasioned by Force Majeure Delays, provided that the aggregate of all such time periods shall not exceed one hundred fifty (150) days, and an additional one hundred twenty (120) days permitted with respect to a tropical storm or hurricane;

(d)      If Borrower fails to complete the Construction in substantial accordance with the Plans and Specifications on or before the Completion Date;

(e)      If Borrower fails to satisfy the final disbursement conditions under Article XIV on or before the Completion Date;

(f)       If Borrower defaults, beyond any applicable notice or cure period, under the General Contract, the Architect’s Agreement, any Major Contract, any of the Marketing Agreements, any of the ML&P Agreements, the Ground Lease, or the ER Purchase Agreement;

(g)      The bankruptcy or insolvency of the General Contractor and failure of Borrower to procure a contract with a new contractor reasonably satisfactory to Lender within ninety (90) days from the occurrence of such bankruptcy or insolvency;

(h)      Any Transfer or other disposition in violation of Sections 18.1 or 18.2;

(i)       If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or Guarantor is untrue or incorrect in any material respect at the time made or, subject to the provisions of Section 3.2 hereof, deemed remade;

(j)       Borrower or Guarantor shall commence a voluntary case concerning Borrower or Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or Guarantor under the Bankruptcy Code and relief is ordered against the applicable party, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or Guarantor; or Borrower or Guarantor commence any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to Borrower or Guarantor; or there is commenced against Borrower or Guarantor any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or Borrower or Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or Borrower or Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days;

(k)      Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(l)       Any court enjoins Borrower from performing Construction, and such injunction is not removed for a period of  twenty (20) days;

(m)     Borrower fails to make any Deficiency Deposit with Lender within the time and in the manner required by Article XII hereof;

(n)      One or more final, unappealable judgments are entered (i) against Borrower in amounts aggregating in excess of $500,000.00; (ii) against Exclusive Resorts Development Company, LLC in amounts aggregating in excess of $250,000.00; (iii) against ML&P or Ritz-Carlton in amounts aggregating in excess of $2,500,000.00 and said judgments are not satisfied, stayed or bonded over within thirty (30) days after entry;

(o)      If Borrower or Guarantor shall fail to pay any debt owed by it or is in default (beyond any applicable notice, cure or grace period) under any Loan Document with Lender and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto;

(p)      If a Material Adverse Change occurs with respect to Borrower, the Project or Guarantor; or

(q)      The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

ARTICLE XXI
LENDER’S REMEDIES IN EVENT OF DEFAULT

Section 21.1           Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)      Take possession of the Project and complete the Construction in accordance with the Plans and Specifications and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others.  Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney in fact with full power of substitution in the Project to complete the Construction in the name of Borrower; to use unadvanced funds remaining under the Note or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Note, to complete the Construction; to make changes in the Plans and Specifications which shall be necessary or desirable to complete the Construction in substantially the manner contemplated by the Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which are, or which may become, liens against the Project; to execute all applications and certificates in the name of Borrower, prosecute and defend all actions or proceedings in connection with the Improvements or Project; to take action and require such performance as it deems necessary under the Bond(s) and to make settlements and compromises with the surety thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which Borrower might do in its own behalf, it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)      Withhold further disbursement of the proceeds of the Loan and/or terminate Lender’s obligations to make further disbursements hereunder;

(c)      Declare the Note to be immediately due and payable;

(d)      Sell Units pursuant to Contracts of Sale;

(e)      Exercise all of Borrower’s rights under the Condominium Documents; and

(f)       Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by Law.

ARTICLE XXII
GENERAL PROVISIONS

Section 22.1           Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

Section 22.2           Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

Section 22.3           Governing Law.

THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE AND WILL BE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY.  IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, MATTERS OF CONSTRUCTION, VALIDITY

AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND APPLICABLE LAW OF THE UNITED STATES OF AMERICA.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.  NOTWITHSTANDING THE FOREGOING, PROVISIONS IN THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY, ENFORCEMENT AND FORECLOSURE OF THE LIENS AND SECURITY INTERESTS CREATED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROJECT IS LOCATED.

Section 22.4           Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any construction or nonconstruction conditions precedent to the Initial Advance under the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

Section 22.5           Disclaimer by Lender.

(a)      This Agreement is made for the sole benefit of Borrower and Lender, and no other Person shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement.  Lender shall not be liable to any contractors, subcontractors, supplier, architect, engineer, tenant or other party for labor or services performed or materials supplied in connection with the Construction.  Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project.  Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.  No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third party beneficiary status or recognition of same by Lender.  Without limiting the generality of the foregoing:

(i)            Lender shall have no liability, obligation or responsibility whatsoever with respect to the Construction.  Any inspections of the Construction made by or through Lender are for purposes of administration of the Loan only and neither Borrower nor any third party is entitled to rely upon the same with respect to the quality, adequacy or suitability of materials or workmanship, conformity to the Plans and Specifications, state of completion or otherwise; and

(ii)           Lender neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project, including matters relating to the quality, adequacy or suitability of:  (x) the Plans and Specifications, (y) architects, contractors, subcontractors and material suppliers employed or utilized in connection with the Construction, or the workmanship of or the materials used by any of them or (z) the progress or course of Construction and its conformity or nonconformity with the Plans and Specifications; Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Lender in connection with such matters is for the protection of Lender only, and neither Borrower nor any third party is entitled to rely thereon.

Section 22.6           Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 22.7           Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender.  Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

Section 22.8           Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 22.9           Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

Section 22.10         Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower for itself and its Guarantor waives all claims for punitive, exemplary or consequential damages.

Section 22.11         Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT OF THE SECOND CIRCUIT, STATE OF HAWAII, THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF HAWAII, OR ANY FEDERAL OR STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.  BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN THE CIRCUIT COURT OF THE SECOND CIRCUIT, STATE OF HAWAII, THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF HAWAII, OR ANY FEDERAL OR STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

Section 22.12         Set-Offs.

After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document.  Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by Borrower with Lender (or its Affiliates).

Section 22.13         Authorized Representative.

The Authorized Representative shall deal with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan.  The Authorized Representative shall have the power, in his or her discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower.  All actions by the Authorized Representative shall be final and binding on Borrower.  Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution depriving such Authorized Representative of his authority.  No more than one person shall serve as Authorized Representative at any given time.

Section 22.14         Non-Recourse Provisions.

The provisions of Article IX of the Note pertaining to the personal liability of Borrower and its members, officers, directors and employees are hereby incorporated herein by reference.

Section 22.15         Time is of the Essence.

Time is of the essence under this Agreement.

Section 22.16         Sole Discretion of Lender and Deemed Consent.

Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve, disapprove or consent, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision of Lender to approve, disapprove or consent, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein, and any such decision or determination to be made in  “the sole discretion of Lender” or in or at “Lender’s sole discretion” under this Agreement shall be deemed to be in the sole and absolute discretion of Lender and shall be final and conclusive.

With respect to any consent that is a Standard  Consent such consent shall be deemed given by Lender if Lender (or Servicer acting on behalf of Lender) fails to object (which objection may consist solely of a request for additional information or documentation) within ten (10) Business Days of receipt of a written request by Borrower for such consent and receipt by Lender and Servicer of all information reasonably necessary for Lender to make an informed decision, all delivered in accordance with Article XXIV hereof and marked on the consent request and on the envelope transmitting same “NOTICE THAT MAY TRIGGER DEEMED CONSENT - KAPALUA BAY”.

Section 22.17         Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

ARTICLE XXIII
NOTICES

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered, (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

Kapalua Bay, LLC
c/o Maui Land & Pineapple Company, Inc.
120 Kane Street
Kapalua, Maui, Hawaii 69732
Attention:  Ryan Churchill
Telecopy:  (808) 669-5454

With a copy to:

Teel, Palmer & Roeper, LLP
ICW Plaza at Torrey Reserve
11455 El Camino Real, Suite 300
San Diego, CA 92130
Attention:  Dean E. Roeper, Esq.
Telecopy:  (858) 794-2909

If to Lender:

Lehman Brothers Holdings Inc.
399 Park Avenue
New York, New York 10022
Attention:  Joseph J. Flannery
Telecopy:  646-758-1938

With a copy to:

TriMont Real Estate Advisors, Inc.
Monarch Tower
3424 Peachtree Road NE, Suite 2200,
Atlanta, Georgia  30326
Attention:  Tim Dick

Telecopy: 404 420-5610

And a copy to:

Herrick, Feinstein LLP
Two Park Avenue
New York, New York 10016
Attention:  Paul Shapses, Esq.
Telecopy:  (212) 545-3443

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

ARTICLE XXIV
WAIVER OF JURY TRIAL

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ARTICLE XXV
SALE OF NOTE AND SECURITIZATION.

Section 25.1           Cooperation.

Borrower acknowledges that Lender may sell the Loan to a party who may pool the Loan with a number of other loans and grant participations therein or issue one or more classes of Mortgage Backed, Pass-Through Certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (such sale and/or securitization, a “Securitization”; the securities evidencing such Securitization the “Securities”) or syndicate the Loan to one or more third parties.  In connection therewith, Borrower agrees to make available to Lender such financial and other information with respect to the Project, Borrower, Borrower’s members and Guarantor that was provided to Lender in the course of its underwriting and origination of the Loan as well as such financial and other non-confidential information with respect to the Project, Borrower, Borrower’s members and Guarantor as Lender reasonably requests (collectively, the “Provided Information”).  The Provided Information shall be provided by Borrower to Lender at Lender’s cost and expense, provided that Borrower’s attorneys’ costs and expenses payable by Lender shall not exceed Five Thousand and 00/100 Dollars ($5,000.00).  The Securities and/or the Loan may be rated by one or more of the Rating Agencies.  Lender may share the Provided Information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan or the Securities.  The Provided Information may ultimately be incorporated into the offering documents for the Securities or in connection with a syndication and thus such information may be disclosed to various investors.  Lender and all of the aforesaid third-party advisors and professional firms may reasonably rely on the information supplied by, or on behalf of, Borrower.  Lender, at its sole option, may also elect to split the Loan into two or more loans, each secured by liens on the Project, and sell, assign, pledge or otherwise hypothecate one or more of such loans to third parties.  Borrower shall cooperate in all such efforts by executing and delivering all such documents, certificates, instruments and other things reasonably necessary to evidence or confirm Borrower’s obligations hereunder, provided, however, that in no event shall the Debt or Borrower’s obligations hereunder be increased as a result thereof.

Section 25.2           Non-Consolidation Opinion; Independent Director.

If Lender securitizes, sells, participates, syndicates or hypothecates the Loan, Lender may require that (i) Borrower cause its counsel to deliver to Lender, any Rating Agency and such other Persons as Lender deems necessary or appropriate, an update of, or supplement to, the Non-Consolidation Opinion, in form and substance satisfactory to Lender and (ii) Borrower cause Member to appoint an Independent Director to Member.

Section 25.3           Loan Components.

Borrower agrees that in connection with any Securitization or syndication of the Loan, upon Lender’s reasonable request and at Lender’s sole cost and expense (excluding Borrower’s legal counsels’ fees and expenses), Borrower shall deliver one or more new component notes to replace the original Note or modify the original Note to reflect multiple components of the Loan.  The initial new Notes or modified Note shall have the same weighted average coupon as the original Note for the duration of the term of the Note, without regard to any differing amortization or payment schedules or permitted prepayments.  In the event of a prepayment of the Loan, Lender shall be entitled to apply the amount of such prepayment to one or more of the new component notes as Lender in its sole discretion decides, subject to the provisions of the foregoing sentence

Section 25.4           Intentionally Deleted.

Section 25.5           Conversion of Loan and Creation of Subordinate Debt.

Lender shall have the right, at Lender’s sole cost and expense, to convert a portion of the Loan into subordinate financing, including, but not limited to, mezzanine debt, subordinate debt or participations in the Loan (collectively, the “Subordinate Loan”), provided that (i) the aggregate principal amount of the Loan and the Subordinate Loan on the date of such adjustment shall equal the aggregate outstanding principal balance of the Loan immediately prior to such adjustment, (ii) the Note evidencing the Loan and the Subordinate Loan shall have the same weighted average coupon as the original Note for the duration of the term of the Note, without regard to any different amortization or schedules or any permitted prepayments and (iii) the other terms and provisions of the Loan and the Subordinate Loan shall substantially remain unchanged, except for changes which are customary with respect to subordinate loan financing.  Borrower shall cooperate with all reasonable requests of Lender in connection with any such adjustment of the Loan and shall execute and deliver such documents as shall reasonably be required by Lender at no cost to Borrower in connection therewith provided that Borrower’s attorneys’ costs and expenses payable by Lender shall not exceed Five Thousand and 00/100 Dollars ($5,000.00).

Section 25.6           Securitization Indemnification.

(a)      Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)      Borrower agrees to provide in connection with each of (i) a preliminary and a private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus, as applicable, including without limitation, the sections entitled “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 25.6(b), Lender hereunder shall include its officers, employees and directors), the Affiliate of Lehman Brothers Inc. (“Lehman”) that has filed the registration statement relating to the securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lehman Group”), and Lehman, each of its directors and each Person who controls Lehman within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lehman Group and the Underwriter Group for any

legal or other expenses reasonably incurred by Lender and Lehman in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the Debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Project.  This indemnity agreement will be in addition to any liability which Borrower may otherwise have.  Moreover, the indemnification provided for in Clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.

(c)      In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) Lender, the Lehman Group and the Underwriter Group for Liabilities to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Lehman Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lehman Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)      Promptly after receipt by an indemnified party under this Section 25.6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 25.6, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 25.6, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)      In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Sections 25.6(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Sections 25.6(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered:  (i) Lehman’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)       The liabilities and obligations of both Borrower and Lender under this Section 25.6 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 25.7           Rating Surveillance.

Borrower will retain the Rating Agencies to provide rating surveillance services on any certificates issued in a Securitization.  Such rating surveillance will be at the expense of Borrower in an amount determined by Lender in its reasonable discretion prior to the occurrence of a Securitization.  Such expense will be paid in monthly installments.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date first set forth above.

LENDER:

LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation

By:	/S/ JOSEPH J. FLANNERY
Name:	Joseph J. Flannery
Title:	Authorized Signatory

BORROWER:

KAPALUA BAY, LLC,
a Delaware limited liability company

By:	Kapalua Bay Holdings, LLC, a Delaware limited liability company, Its Managing Member

By:	MLP KB Partner LLC, a Hawaii limited liability company, Its Managing Member

	By:	Maui Land & Pineapple Company, Inc., a Hawaii corporation, Managing Member

	By:	/S/ ROBERT WEBBER
	Name:	R. WEBBER
	Title:	CFO

	By:	/S/ RYAN CHURCHILL
	Name:	RYAN CHURCHILL
	Title:	VP